Exhibit 10.31

Dated 15  December 2016

KOSMOS ENERGY SENEGAL

and

BP INDONESIA OIL TERMINAL INVESTMENT LIMITED

and

NORMANDY VENTURES LIMITED

SALE AND PURCHASE AGREEMENT
relating to the sale and purchase of shares in
Normandy Ventures Limited

CONTENTS

		Page No
1	Interpretation	1
2	Sale and purchase	12
3	Consideration	12
4	First Completion	13
5	Parties’ undertakings prior to Second Completion	13
6	Conditions	15
7	Second Completion	18
8	Deferred Consideration Amounts	18
9	Payment	25
10	Parties’ warranties	25
11	Further assurance	28
12	Variation	29
13	Confidentiality and Announcements	29
14	Notices	30
15	Tax; Costs	31
16	Contracts (Rights of Third Parties) Act 1999	33
17	Counterparts	33
18	Miscellaneous	33
19	Governing law and Dispute Resolution	35

THIS AGREEMENT is made on 15th December 2016

BETWEEN

1          Kosmos Energy Senegal, a company existing under the laws of the Cayman Islands (“Kosmos”); and

2          BP Indonesia Oil Terminal Investment Limited, a company incorporated in England and Wales  under registered number 09978028 whose registered office is at Chertsey Rd, Sunbury on Thames, Middlesex TW16 7BP UK (the “BP”); and

3          Normandy Ventures Limited, a company incorporated in England and Wales under registered number 10520822 whose registered office is at C/o Wilmington Trust SP Services (London) Limited, King’s Arms Yard, London, EC2R 7AF (“JVCo”);

each a “Party” and together the “Parties”.

WHEREAS:

(A)      At the date of this Agreement, JVCo is wholly-owned by Kosmos and Kosmos has subscribed for, and is the legal and beneficial owner of, 10,000 Ordinary Shares which have been issued and allotted by JVCo to Kosmos fully paid.

(B)      In order to facilitate the JV Partners’ investments in JVCo, the Seller has agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares on the terms and subject to the conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1          Interpretation

1.1       In this Agreement:

“Affiliate”	means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party, and “Affiliates” shall be construed accordingly;
“Answer”

Means a written response made by Kosmos to BP in respect of any question or clarification sought by BP in respect of or in relation to the Interests, the Interest Documents or the Senegal Area, as set out in Exhibit G.

“Anti-Corruption Laws and Obligations”	means: (a) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997;

(b)       the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(c)       the Bribery Act 2010 of the United Kingdom and any regulations or guidance issued pursuant to such legislation, as may be amended and supplemented from time to time; and

(d)       any act, rule or regulation of the United States of America, the United Kingdom, the Republic of Senegal or any other relevant jurisdiction related to prevention of bribery, corruption, or money laundering, provided that, in the event that a Party acting with respect to this Agreement is outside the jurisdiction or scope of any of the aforementioned laws, such laws shall be interpreted as though such Party were within the jurisdiction and scope of such law;

“Approval”	means the issuance of the approval of the Government required in order to effect the legal assignment and transfer of the Interests from Kosmos to JVCo;
“Associated Person”

means a person acting on behalf of the first Person or the first Person’s Affiliates, whether as personnel of any tier, as an officer, director or under a power of attorney or other similar authorization and specifically including consultants, representatives, agents, employees or other similar persons who have the right or power to act on behalf of the first Person or its Affiliate;

“BP Warranties”	means the warranties set out in Schedule 4;
“Brent”	means the arithmetic average of the high and low spot daily assessments of Brent (Dated) quotations as published in Platt’s Crude Oil Marketwire for the relevant period of time;
“Business Day”	means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in London, the United Kingdom, and New York City, USA;
“Commercial Production”	means any production from the Senegal Area pursuant to a development and exploitation plan contemplated under and approved in accordance with the Senegal Area JOAs.

“Completion”	means First Completion or Second Completion, as the context requires;
“Completion Date”	means the First Completion Date or the Second Completion Date, as the context requires;
“Conditions”	has the meaning given in Clause 6.1;
“Consideration Amount”	means the First Completion Consideration Amount, the Second Completion Consideration Amount or a Deferred Consideration Amount, as the context requires;
“Contracts”

means together the Petroleum Agreements and any extension, renewal or amendment thereto, and all exploration authorizations granted pursuant to the Petroleum Agreements or any successor title that governs all or part of the Senegal Area, as all such instruments and titles are governed by the Hydrocarbon Code;

“Control”	means the ownership directly or indirectly of more than fifty percent (50%) of the voting rights in a legal entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly;
“Data”

means all accounts, books, data and reports in the possession, custody or control of Kosmos and its Affiliates relating to the Interests including correspondence, petroleum engineering, reservoir engineering, drilling, geoscientific, seismic and all other kinds of technical data and reports, samples, well logs and analyses in whatever form the same are maintained, including third party information, including seismic, which Kosmos or its Affiliates has the right to disclose, acquired pursuant to the Interest Documents, subject to the exclusion of work product of, or attorney-client communications with, legal counsel for Kosmos or any Affiliate of Kosmos;

“Deferred Consideration Amounts”	(a) the Interim Period Costs Consideration; (b) the Exploration & Appraisal Carry Consideration; (c) the Development Carry Consideration; and (d) the Success Fee Consideration,

and each a “Deferred Consideration Amount”;
“Development Carry Consideration”	has the meaning given in Clause 8.4;
“Disclosure Documents”

means the Disclosure Letter and the documents stored in electronic form on a hard drive provided to each Party by Intralinks Inc., that represent the entire contents of Kosmos’s data room at 16.55 (GMT) m. (London time)/ 10.55 am Dallas time (CST) on 12th December 2016;

“Disclosure Letter”	means the letter described as such, dated as of the date of this Agreement and addressed to BP by Kosmos, which sets out certain disclosures against Kosmos’s Warranties;
“Effective Date”	means 1 July 2016;
“Eligible Discovery”

means a discovery of Hydrocarbons (as defined under the Contracts) in the Senegal Area, other than the Tortue Discovery Area (from the surface to the equivalent of the oldest stratigraphy currently penetrated in the development area in the Guembeul #1A Well) and the Teranga Discovery Area (from the surface to equivalent of the oldest stratigraphy currently penetrated in the development area in the Teranga #1 Well) as shown and described on Exhibit C, Parts 1 and 2;

“Encumbrances”

means all liens, charges (fixed or floating), mortgages, pledges, encumbrances or security or net profit interests or royalty or overriding interests, carried interests, production payments, claims, options, pre-emption rights or equities or any agreement to create any of the foregoing other than (in each case) those arising under the provisions of the Interest Documents and the farm out agreement dated 19 August 2014 and other arrangements between Kosmos and Timis Corporation entered into at the same time as the farm out agreement and as notified in writing on 13th December 2016 on behalf of Kosmos to BP “Encumbrance” and “Encumber” shall be construed accordingly;

“Exploitation Perimeter”

shall have the meaning given to the French term “Périmètre d’Exploitation” in the Contracts, which French term was translated as “Operations Perimeter” in the English version of the Contracts provided to BP;

“Exploration & Appraisal Carry Consideration”	has the meaning given in Clause 8.3;
“Firm Work Programme (Development)”	means the Tortue development studies required to support a late 2017 investment decision on the Tortue area as set out in Exhibit A 2;
“Firm Work Programme (Exploration and Appraisal)”	means the work programme as set out in Exhibit A 1;
“First Completion”	means completion of the sale and purchase of the Sale Shares, and the payment of the First Consideration Amount, in each case pursuant to, and in accordance with, the terms of this Agreement;
“First Consideration Amount”	means US$ 49.99, being the aggregate nominal value of the Sale Shares;
“Good Industry Practice”

means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the same type of undertaking;

“Government”	means the government of the Republic of Senegal and any political subdivision, agency or instrumentality thereof, including PETROSEN;
“Government Official”

means, whether appointed, elected or otherwise, any:

(a)       minister, civil servant, director, officer, principal, agent or employee or other official of: (i) any government (whether central, federal, state, provincial or local) ministry, body, department, agency, instrumentality or part of any of them; (ii) any public international organization; (iii) any department, agency or body of any government-owned or controlled company, agency, enterprise, joint venture, or partnership; and (iv) any company, agency, enterprise, joint venture, or partnership in which a government owns an interest of more than thirty percent, and/or of any public international organization (such as the World Bank or United Nations);

(b)       person acting in any official, legislative,

administrative or judicial capacity for or on behalf of any government department, agency, body, instrumentality or public international organization, including without limitation any judges or other court officials, military personnel and customs, police, national security or other law enforcement personnel;

(c)       officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or

(d)       candidate for political office;

“Hydrocarbon Code”	means Petroleum Code (Law No. 98-05 dated 8 January 1998) as modified and completed;
“Initial Asset Transfer Agreement”	means the agreement dated on or around the date of this Agreement pursuant to which Kosmos agrees to transfer the Initial Interests to JVCo, in the form set out in Part 1 of Exhibit F;
“Initial Asset Transfer Completion”	means completion of the transfer of the Initial Interests from Kosmos to JVCo pursuant to the terms of the Initial Asset Transfer Agreement;
“Initial Asset Transfer Completion Date”	means the date on which Initial Asset Transfer Completion occurs pursuant to the terms of the Initial Asset Transfer Agreement;
“Initial Interests”

means an undivided legal and beneficial interest of sixty percent (60%) in the rights and obligations under the Contracts and an undivided interest of sixty percent (60%) participating interest and a sixty-six decimal sixty-seven percent (66.67%) Paying Interest in the rights and obligations under the Senegal JOAs;

“Interests”	means the Initial Interests and the TC Interests;
“Interest Documents”	means the Contracts and the Senegal Area JOAs;
“Interim Period”	means the period commencing from 1 July, 2016 until, but not including the Second Completion Date;
“Interim Period Costs”

means all costs properly incurred by Kosmos directly in relation to JVCo’s Paying Interest share under the Senegal Area JOAs for Joint Operations (as defined under the Senegal Area JOAs) undertaken by Kosmos pursuant to the terms of the Senegal Area JOAs during the Interim Period if applicable, and determined pursuant to Clause 8.2;
“Interim Period Costs Consideration”	means a cash amount in US dollars which is equal to 49.99 per cent. of the Interim Periods Costs;
“JV Partners”	means Kosmos and BP (each a “JV Partner”);
“JVCo Group”	means JVCo and its subsidiaries from time to time;
“Kosmos’s Account”	means the account information notified by Kosmos to BP from time to time with at least five Business Days’ notice;
“Kosmos Mauritania”	means Kosmos Energy Mauritania, a company existing under the laws of the Cayman Islands;
“Kosmos Payment Failure”

means: (i) any failure by Kosmos to pay any amount owed by Kosmos to BP under this Agreement; or (ii) any failure by the Farmor (as defined in the Mauritania Farmout Agreement) to pay any amount owed by the Farmor to the Farmee (as defined in the Mauritania Farmout Agreement) in respect of the Mauritania Farmout Agreement (other than Article 4.7B thereof);

“Kosmos Asset Warranties”	means the warranties set out in Part 1 of Schedule 3;
“Kosmos Share Warranties”	means the warranties set out in Part 2 of Schedule 3;
“Kosmos Warranties”	means the Kosmos Asset Warranties and the Kosmos Share Warranties;
“LNG”

means processed Natural Gas (as defined under the Contracts) consisting primarily of methane (CH4) in a liquid state at or below its boiling point and at a pressure of approximately one (1) atmosphere;

“Long Stop Date”	means 30 September 2017;
“Mauritania Area”	means the area covered by the Mauritania Contracts, copies of which are included in the Disclosure Documents;
“Mauritania Contracts”	means the Exploration and Production Contracts entered into by Kosmos Mauritania, SMHPM and the Islamic

Republic of Mauritania for the exploration and exploitation of hydrocarbons in the Blocks C6, C8, C12 and C13, offshore Mauritania;
“Mauritania JOAs”

means (a) the three (3) Amended and Restated Joint Operating Agreements each dated 1 December 2014 entered into by Kosmos Mauritania and SMHPM for operations in the Blocks C8, C12 and C13 portions of the Mauritania Area; and (b) the Joint Operating Agreement to be entered into on terms substantially similar to the joint operating agreements set out in (a) above, by Kosmos Mauritania, SMHPM and, if such joint operating agreement has yet to be executed prior to completion of the Mauritania Farmout Agreement, by BP Exploration (West Africa) Limited for operations in the Block C6 portion of the Mauritania Area;

“Mauritania Operator”	means the operator under the Mauritania Contracts and the Mauritania JOAs;
“Mauritania Farmout Agreement”	means the Farmout Agreement concerning Blocks C6, C8, C12 and C13, Offshore Mauritania between Kosmos Mauritania and BP Exploration (West Africa) Limited of even date with this Agreement;
“Ordinary Shares”	means the ordinary shares of US$ 0.01 in the capital of JVCo;
“Participating Interest”

means as to any party to the Contracts or the Senegal Area JOAs, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Contracts or the Senegal Area JOAs as the context so requires;

“Paying Interest”

means as to any party to the Senegal Area JOAs, other than PETROSEN, the undivided interest of such party in the payment obligations under the Senegal Area JOAs, including in respect of the Participating Interest share of PETROSEN in the Contracts, until PETROSEN elects to participate in an Exploitation Perimeter from which time the Paying Interests will be aligned with such party’s Participating Interests;

“Person”	means an individual, corporation, company, government entity, state enterprise, or any other legal entity;

“Petroleum Agreements”

means the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Saint Louis Offshore Profond Block and the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Cayar Offshore Profond Block;

“PETROSEN”

or La Société des Pétroles du Sénégal means, the oil company of the Republic of Senegal, a company governed by the laws of Senegal and having its registered office in Dakar, at Route du Service Géographique, Hann BP 2016, Senegal;

“Quarter”	means a period of three calendar months each commencing on 1 January, 1 April, 1 July and 1 October of each Calendar Year (as defined in the Contracts);
“Sale Shares”	means 4,999 Ordinary Shares;
“Second Completion”	means completion of the payment of the Second Consideration Amount pursuant to, and in accordance with, the terms of this Agreement;
“Second Completion Date”	means the fifth Business Day following the date on which the Conditions are satisfied (or waived in accordance with Clause 6.2);
“Second Consideration Amount”	has the meaning given in Clause 7.2;
“Senegal Area”	means the area covered by the Contracts, as more particularly described in Exhibit D;
“Senegal Area JOAs”

means the two Joint Operating Agreements, each dated 26 September 2012, entered into by and between PETRO-TIM Limited (Kosmos’ predecessor in title) and, PETROSEN for operations in the Saint Louis Offshore Profond and in the Cayar Offshore Profond portions of the Senegal Area, as amended and supplemented and novated from time to time;

“Success Fee Consideration”

means a fee per Barrel (as defined under the Contracts) of total production of all liquid Hydrocarbons (as defined under the Contract) in the natural state or obtained from Natural Gas by condensation or separation with an API gravity equal to or greater than 22.3°, but excluding LNG, from each Eligible Discovery calculated on the basis of the average price of Brent during the relevant Quarter of production multiplied by:

(i)        in respect of each Barrel up to the aggregate gross cumulative production from all Eligible Discoveries and all Eligible Discoveries (as such term is defined in the Mauritania Farmout Agreement) of one Billion Barrels (1bnbbl), decimal zero zero eight seven five US Dollars (US$ 0.00875), which yields a Success Fee of decimal five two five US Dollars (US$ 0.525) per Barrel of production at a Brent price of sixty Dollars (US$ 60); provided that the Success Fee per Barrel in respect of the first one Billion Barrels (1bnbbl)shall not exceed one Dollar and five cents (US$ 1.05) per Barrel regardless of the average price of Brent; and

(ii)       in respect of each Barrel over and above the aggregate gross cumulative production from all Eligible Discoveries and all Eligible Discoveries (as such term is defined in the Mauritania Farmout Agreement) of one Billion Barrels (1bnbbl), decimal zero zero zero zero eight seven five US Dollars (US$0.0000875), which yields a Success Fee of decimal zero zero five two five US Dollars (US$ 0.00525) per Barrel of production at a Brent price of sixty Dollars (US$ 60); provided that the Success Fee per Barrel in respect of the Barrels over and above one Billion Barrels (1bnbbl) shall not exceed one cent (US$ 0.01) per Barrel regardless of the average price of Brent]

“Surviving Provisions”	means Clauses 1, 10.3, 10.6, 11, 12, 13, 15, 16, 17, 18 (excluding 18.1 and 18.2) and 19;
“Tax”

means any tax, royalty, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding which is assessed, levied, imposed or collected by the Government tax authorities or any tax authorities of any other jurisdiction and includes any interest, fine, penalty, charge, fee or other amount imposed in respect of the above and “Taxes” shall be construed accordingly;
“TC Asset Transfer Agreement”	means the agreement dated on or around the date of this Agreement pursuant to which Kosmos agrees to transfer the TC Interests to JVCo, in the form set out in Part 2 of Exhibit F;
"TC Asset Transfer Completion"	means completion of the acquisition of the TC Interests as contemplated by the TC Asset Transfer Agreement;
"TC Asset Transfer Completion Date"	means the date on which TC Asset Transfer Completion occurs;
“TC Interests”

means an undivided legal and beneficial interest of five percent (5%) in the rights and obligations under the Contracts and an undivided interest of five percent (5%) participating interest and a five decimal fifty-six percent (5.56%) Paying Interest in the rights and obligations under the Senegal JOAs, which interest is separate and distinct from the Initial Interests;

“TC Option”

means the option right of Kosmos to acquire from Timis Corporation the TC Interests pursuant to a Farm-out Agreement entered into between Kosmos and Timis Corporation in relation to interests in the Senegal Area;

“TC Option Completion”	means completion of the acquisition of the TC Interests, as contemplated pursuant to the TC Option;
“TC Option Completion Date”	means the date on which TC Option Completion occurs; and
“Wholly-Owned Affiliate”

means, in relation to any entity, any other entity that is wholly owned and controlled by such entity or that is wholly owned and controlled by a third person which has common control over the first two entities.

1.2       In this Agreement, unless otherwise specified:

(A)      “subsidiary” has the meaning given in the UK Companies Act 2006;

(B)      references to Clauses are to clauses of this Agreement;

(C)      references to “$” and “US$” are to US dollars;

(D)      headings to Clauses are for convenience only and do not affect the interpretation of this Agreement;

(E)      words in the singular shall include the plural and vice versa;

(F)       the words "include" and "including" shall be inclusive without limiting the generality of the description proceeding such term and are used in an illustrative sense and not a limiting sense;

(G)      performance of an obligation of any kind by a Party must be carried out at that Party’s cost, unless this Agreement states otherwise;

(H)      the Schedules and Exhibits form part of this Agreement and have full force and effect as expressly set out in the main body of this Agreement; and

(I)        references in this Agreement to any agreement shall, where the context permits, be construed as a reference to such agreement as the same may be supplemented, amended or novated from time to time.

2          Sale and purchase

2.1       Kosmos shall sell, with full title guarantee, and BP shall purchase, the Sale Shares free from all Encumbrances, together with all rights attached or accruing to them at First Completion, such that, immediately following First Completion, the JV Partners’ respective holdings of Ordinary Shares shall be as follows:

JV Partner	Ordinary Shares	Percentage of Ordinary Share capital
Kosmos	5,001	50.01
BP	4,999	49.99

2.2       Kosmos waives all rights of pre-emption over any of the Sale Shares conferred upon it by the articles of association of the Company or in any other way.

3          Consideration

3.1       The total consideration for the Sale Shares shall be:

(A)      the payment by BP of the First Consideration Amount in accordance with Clause 4;

(B)      the payment by BP of the Second Consideration Amount in accordance with Clause 6; and

(C)      the payment by BP of the Deferred Consideration Amounts in accordance with Clause 8.

3.2       Any payment made by either JV Partner under this Agreement, including any payments in respect of claims made under this Agreement, shall (so far as possible) be treated as an adjustment to the consideration for the Sale Shares to the extent of the payment.

4         First Completion

4.1      First Completion shall take place immediately following execution of this Agreement.

4.2      At First Completion:

(A)      BP shall pay the First Consideration Amount to Kosmos (or to such person as directed by Kosmos) in accordance with Clause 9;

(B)      Kosmos shall deliver to BP (or to such person as directed by BP) duly executed transfers in respect of the Sale Shares in favour of BP (or such person as BP may nominate);

(C)      Kosmos shall procure that the board of directors of JVCo passes a Board resolution approving the transfer of the Sale Shares to BP pursuant to this Agreement and (subject to stamping of the transfers) gives instructions for JVCo to update its register of members to reflect that BP has become the registered holder of the Sale Shares; and

(D)      JVCo shall comply with any other requirements in connection with the transfer of the Sale Shares to which JVCo is subject under applicable law.

4.3      Pending registration of the transfer of the Sale Shares, Kosmos shall:

(A)      hold the legal title to the Sale Shares on trust for BP; and

(B)      on request, provide BP with a voting power of attorney to enable BP to exercise all voting and other rights exercisable by the registered holder of the Sale Shares.

5          Parties’ undertakings prior to Second Completion

5.1      The JV Partners shall each exercise all such rights as are respectively available to them in their capacities as shareholders in JVCo to procure that, between the date of this Agreement and Second Completion, neither JVCo (nor any member of the JVCo Group) shall conduct any business or do any act or thing (or omit to do any act or thing) without the prior written consent of both JV Partners, and in particular, but without limitation to the generality of the foregoing, the JV Partners shall procure that neither JVCo (nor any member of the JVCo Group) shall:

(A)      alter, amend, vary, terminate, assign any interest under, or waive any rights under, the Initial Asset Transfer Agreement or the TC Asset Transfer Agreement;

(B)      enter into, alter, amend, vary, terminate, assign any interest under, or waive any rights under, any other agreement, contract or commitment;

(C)      acquire, dispose of or Encumber any asset;

(D)      incur any liability or obligation (whether actual or contingent); or

(E)      make any amendment to its capital structure, constitutional documents or tax residence,

save if and to the extent the relevant member of the JVCo Group is required by applicable law or regulation, or in order to comply with its obligations under this Agreement, the Initial Asset Transfer Agreement or the TC Asset Transfer Agreement, to do the relevant act or thing (or omit to do the relevant act or thing).

5.2      The Parties shall use all reasonable endeavours (acting reasonably and in good faith) to negotiate and agree as soon as reasonably practicable the terms of a legally binding shareholders’ agreement and any relevant ancillary documentation (such as constitutional documents, pro forma shareholder loan agreements and services agreements) reflecting the principles described in Clause 5.3  for the purposes of regulating the management of JVCo and the JVCo Group, the relationship of the JV Partners as shareholders in JVCo and certain aspects of the affairs of, and the JV Partners’ dealings with, the JVCo Group (the “SHA”).

5.3      The Parties agree that the SHA will have the objective of achieving a level of governance and control consistent, insofar as practical, with the level of governance and control that the JV Partners would have, were they to hold their respective proportionate interests in JVCo directly as participating interests in the Contracts and the Senegal Area JOAs, whilst reflecting the principles that:

(A)       JVCo is an “Affiliate” of Kosmos for the purposes of all existing contracts, agreements and laws to which Kosmos is party or subject in respect of the Senegal Area;

(B)       JVCo exercises its rights under the Senegal Area JOAs and votes as a single block;

(C)       the JV Partners shall have equal representation on the board of directors of JVCo, with all decisions of the JVCo taken on a joint and equal basis by the JV Partners (or their respective representatives), save in respect of (i) matters which the JV Partners agree should be delegated and (ii) decisions in respect of contracts or disputes which concern a JV Partner, in respect of which the relevant JV Partner shall recuse itself (and/or procure that that its representatives recuse themselves) from relevant decision-making;

(D)      transfers of Ordinary Shares by the JV Partners will be subject to pre-emption rights and, in the case of Kosmos, will be prohibited to the extent that such transfer would otherwise result in (i) the transfer of the Interests to JVCo being voided and such Interests being returned to Kosmos pursuant to Article 14.2(b) of the Senegal Area JOAs, or (ii) pre-emption rights over the Interests under a contract or agreement to which Kosmos is party at the date of this Agreement becoming exercisable, unless such rights have been waived;

(E)       provisions will be included in the SHA to provide protections to a JV Partner in the event of a funding default or insolvency by the other JV Partner that are equivalent to and give the same economic benefit as the protections that co-venturers would typically enjoy in a joint operating agreement for an unincorporated joint venture; and

(F)       Kosmos shall not carry out any business other than that of an oil and gas exploration and production company in Senegal and of holding (directly or indirectly) interests in JVCo and/or the Interests, and matters incidental thereto; and

(G)      the provisions of Schedule 1 will be reflected in the SHA and/ or relevant ancillary documentation.

5.4       The Parties intend that the SHA will be finalised and entered into on or before Second Completion, but if it is not:

(A)       the provisions of Clauses 5.2 and 5.3 shall continue to apply;

(B)       the Parties shall proceed to Second Completion, and the Parties’ rights and obligations under this Agreement will not be affected, notwithstanding that the SHA has not been entered into; and

(C)       the Parties shall give effect to the objective and principles described in Clause 5.3 and the provisions of Schedule 1.

5.5       Kosmos will comply with Schedule 2.

5.6       Save as contemplated pursuant to Clauses 4.2 and 6.8, pending Second Completion, neither JV Partner will dispose of any legal or beneficial interest in any Ordinary Shares without the prior written consent of the other JV Partner.

6          Conditions

6.1       Payment of the Second Consideration Amount and each of the Deferred Consideration Amounts is in all respects conditional upon:

(A)      issuance of a decree (Arrête) by the Senegal Minister of Energy and Development of Renewable Energy Resources approving the transfer of Kosmos’s Initial Interests under the Contracts to JVCo (or such approval being deemed effective pursuant to the Contracts) and written approval of such Minister designating JVCo as operator of the Senegal Area and the occurrence of the Initial Asset Transfer Completion; and

(B)       no notice of termination having been given in accordance with Clause 6.8 prior to the date on which the Condition at sub-clause (A) above is satisfied or waived,

(the “Conditions” and each a “Condition”).

6.2       Each Party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Condition in Clause 6.1(A) are satisfied as soon as is reasonably practicable after execution of this Agreement. The Parties shall keep each other informed of progress towards the satisfaction of the Conditions and shall notify one another as soon as is reasonably practicable after they become aware that a Condition has been satisfied. The Conditions may only be waived by agreement in writing between the JV Partners.  Without prejudice to the generality of the foregoing, Kosmos, or a Kosmos Affiliate (other than JVCo) shall offer to provide the Senegal Minister of Energy and Development of Renewable Energy Resources with a guarantee for JVCo’s Paying Interest share of the amount required under the Contracts.

6.3       Notwithstanding any other provision of this Agreement, if, prior to the Second Completion Date, Kosmos or any other person is or becomes the subject of any investigation, inquiry or enforcement proceeding by a governmental, administrative or regulatory body regarding an offence or alleged offence relating to the Interests under any of the Anti-Corruption Laws and Obligations that is likely to result in a material, detrimental impact to the Interests, the Interest Documents or this Agreement, BP shall have the right to terminate this Agreement on notice pursuant to Clause 6.8.

6.4       Notwithstanding any period of Force Majeure under Clause 18.1, if each of the Conditions are not satisfied (or waived pursuant to Clause 6.2) on or before the Longstop Date, then either JV Partner shall have the right to terminate this Agreement on notice pursuant to Clause 6.8.

6.5       Notwithstanding any other provision of this Agreement, BP shall have the right to terminate this Agreement prior to the Second Completion Date on notice pursuant to Clause 6.8, if:

(A)      any of the Kosmos Asset Warranties (other than the warranties in paragraph 4.6(B), 4.9(BB), 4.11(A) insofar as it relates to the TC Interests, and 4.16D of Schedule 3) was at the date of this Agreement, or has since become, untrue in any material respect and is likely to prevent or inhibit the ability of JVCo to take title to the Interests; or

(B)      any of the Kosmos Share Warranties was at the date of this Agreement untrue to an extent which is material in the context of the transactions contemplated by this Agreement; or

(C)      Kosmos is in breach of any material undertaking in this Agreement and the breach is incapable of being cured before the Second Completion Date, has continued without cure for a period of 30 days after the notice of breach from the JVCo or BP or remains uncured two (2) days prior to the Second Completion Date.

6.6       If the Government imposes conditions for approval of the assignment and transfer of the Interests or transition of operatorship as contemplated hereunder materially in excess of those which are usually imposed in similar circumstances or if such approval contains unusual and onerous conditions which either JV Partner is not willing to accept, then the JV Partners shall in good faith meet to consider whether to agree to any such conditions for approval by the Government, and if they are unable to agree to such request within 30 days of the notification by the Government of such conditions, the relevant JV Partner shall have the right to terminate this Agreement on notice pursuant to Clause 6.8.

6.7       Notwithstanding any period of Force Majeure under Clause 18.1 if any Party receives notice from the Government of a rejection of the transfer of the Initial Interests pursuant to the Initial Asset Transfer Agreement, then either JV Partner shall have the right to terminate this Agreement on notice pursuant to Clause 6.8.

6.8       A JV Partner may terminate this Agreement pursuant to Clause 6.3, 6.4, 6.5, 6.6 or 6.7 (other than the Surviving Provisions) by giving ten (10) days’ notice to the other Parties.  Unless such notice is withdrawn prior to its expiry then, at noon (UK time) (or such other time as the JV Partners may agree in writing) on the Business Day immediately following the expiry of the notice (the “Unwind Time”):

(A)      BP shall sell, with full title guarantee, and Kosmos shall purchase, the Sale Shares free from all Encumbrances, together with all rights attached or accruing to them at the Unwind Time and BP shall deliver to Kosmos duly executed transfers in respect of the Sale Shares in favour of Kosmos and share certificates for the Sale Shares in the name of BP (the “Unwind Sale”);

(B)      in consideration for the Unwind Sale, Kosmos shall pay BP an amount equal to the First Consideration Amount by telegraphic transfer for same date value in US dollars in immediately available funds to such account at such bank as BP shall have notified to Kosmos;

(C)      if any BP nominees have been appointed as directors of JVCo prior to the Unwind Time, BP shall procure that such nominees resign as directors of JVCo and waive any claims they may have in connection with their loss of office; and

(D)      this Agreement shall automatically terminate (whereupon all obligations of the Parties under this Agreement shall terminate) but (for the avoidance of doubt) all rights and liabilities of the Parties which have accrued before termination shall continue to exist, save that any obligation to pay any Consideration Amount which has, as at the date of termination, not been paid shall not survive and shall automatically terminate.

6.9       Promptly following completion of the matters set out in Clause 6.8, JVCo shall update its register of members to reflect that Kosmos has become the registered holder of the

Sale Shares and JVCo shall comply with any other requirements in connection with the transfer of the Sale Shares to which JVCo is subject under applicable law;

7          Second Completion

7.1       Subject always to the provisions of Clause 6.1, Second Completion shall take place on the Second Completion Date.

7.2       At Second Completion, BP shall pay the sum of forty-one million, nine hundred thousand Dollars (US$ 41,900,000) (the “Second Consideration Amount”) to Kosmos (or to such person as directed by Kosmos) in accordance with Clause 9.

7.3       On First Completion, Kosmos shall procure that JVCo appoints Jasper Peijs and John Brame as directors of JVCo provided that such directors have consented to act.

7.4       On or before Second Completion, but in any event no sooner than five Business Days after signing of this Agreement, BP shall deliver to Kosmos:

(A)       a duly executed guarantee from BP Exploration Operating Company Limited in the form set out in Exhibit I Part 1; and

(B)       a duly executed “back-to-back” guarantee from BP Exploration Operating Company Limited in the form set out in Exhibit I Part 2.

8          Deferred Consideration Amounts

8.1       Subject always to the provisions of Clause 6.1, the Parties agree that the Deferred Consideration Amounts shall be payable by BP in accordance with the following provisions of this Clause 8 and Clause 9.

8.2      Interim Period Costs Consideration

(A)      Kosmos shall keep BP advised of the costs expended by Kosmos during the Interim Period.  Specifically, Kosmos shall provide BP with a written statement of the amount of the Dollar balance resulting from the initial calculation of the Interim Period Costs (the “Monthly Interim Costs Completion Statement”) no later than thirty (30) days following the end of each calendar month during the Interim Period. Kosmos and BP agree that if the information required for such timely preparation of a Monthly Interim Costs Completion Statement is not available, Kosmos’s good faith estimate of such information shall be substituted.

(B)      Within sixty (60) days after the Second Completion Date, or within such other period as may be agreed in writing by the Parties, Kosmos shall provide BP with a written statement giving the final amount of the Interim Period Costs (the “Final Completion Statement”).  Upon BP’s request, Kosmos shall provide BP with copies of reports, billing statements and correspondence and any other relevant documentation in Kosmos’s possession in support of the Final Completion Statement within ten (10) Business Days of such request, which shall be made no later than ten (10) Business Days from the date the Final Completion Statement is supplied to BP.  BP shall have the right, for a period of ninety (90) days following the date of delivery of the Final Completion Statement, to audit the Interim Period Costs on prior notice and during reasonable business hours in Kosmos’s offices; and Kosmos shall provide such confirmation of the said Interim Period Costs as may be requested by BP in order to confirm the amount of Interim Period Costs. Kosmos and BP shall endeavor in good faith to resolve any item of adjustment to the Interim Period Costs in the Final Completion Statement within one hundred twenty (120) days following the date of delivery of the Final Completion Statement.  The agreed amount of the Interim Period Costs shall be subject to no adjustment or amendment. In the event that the Kosmos and BP are unable to agree upon any item of adjustment within the above period, such amount shall be determined in accordance with the procedures for settling disputed invoices under the Senegal Area JOAs.

(C)       Kosmos shall provide BP with copies of all operator reports, billing statements and correspondence and any other relevant documentation in support of the Monthly Interim Costs Completion Statement and the Final Completion Statement at the same time such statements are supplied.

(D)      The Interim Period Costs Consideration shall be paid by BP to Kosmos in accordance with Clause 9 within five (5) Business Days of the delivery of the Final Completion Statement (pursuant to Clause 8.2(B)), but without prejudice to BP's subsequent rights of audit and dispute under Clause 8.2(B).

8.3       Exploration and Appraisal Carry Consideration

(A)      The “Exploration and Appraisal Carry Consideration” shall be an amount equal to 50.01 per cent of, Kosmos’s Paying Interest share (prior to Initial Asset Transfer Completion), and JVCo’s Paying Interest share (subsequent to Initial Asset Transfer Completion), of costs otherwise due and payable by Kosmos or JVCo (as applicable) after the Effective Date under the terms of the Senegal Area JOAs (including, for these purposes, Timis Corporation’s remaining interest share of the first one hundred and twenty million Dollars (US$120,000,000) of gross costs (including all general and administration costs and expenses (G&A)) to drill one exploration well or appraisal well (including testing) in the Senegal Area, the costs of which are to be carried pursuant to the TC Option, but excluding Timis Corporation’s remaining interests shares in respect of other costs in respect of the Senegal Area) pursuant to an approved work programme and budget thereunder in connection with all activities other than those activities covered under Clause 8.4 (the “Carried Exploration Costs”) PROVIDED THAT:

(i)        the aggregate amount of (x) the Exploration and Appraisal Carry Consideration paid by BP under this Clause and (y) the Exploration and Appraisal Carry (as such term is defined in the Mauritania Farmout Agreement) paid by the Farmee (as such term is defined in the

Mauritania Farmout Agreement) (but excluding, for these purposes, amounts payable pursuant to Clause 8.3(B)(ii)) (the “Combined Exploration Total”) shall not exceed two hundred and twenty-one million Dollars ($US 221,000,000) (the “Combined Exploration Limit”);

(ii)       if the Mauritania Farmout Agreement terminates in accordance with its terms for any reason other than breach by BP Exploration (West Africa) Limited, the aggregate amount of the Exploration and Appraisal Carry Consideration paid by BP under this Clause (excluding, for these purposes, amounts payable pursuant to Clause 8.3(B)(ii)) (the “Standalone Exploration Total”) shall not exceed fifty-seven million, two hundred thousand Dollars ($US 57,200,000) (the “Standalone Exploration Limit”); and

(iii)      the Exploration and Appraisal Carry Consideration shall only apply in respect of Carried Exploration Costs that are due and payable on or before 31 December 2022.

(B)      The Exploration and Appraisal Carry Consideration shall be payable by BP whenever JVCo is required to make any payment in respect of Carried Exploration Costs.  BP will pay the Exploration and Appraisal Carry Consideration in sufficient time for JVCo to make such payments when due.  Kosmos hereby directs BP to pay the Exploration and Appraisal Carry Consideration (other than the payments described in paragraphs (C) and (D) below) direct to JVCo on Kosmos’s behalf and Kosmos hereby undertakes not to revoke such payment direction without BP’s prior written consent.  Payments made by BP direct to JVCo in this way:

(i)        shall discharge BP’s obligation to make the relevant payment of Exploration and Appraisal Carry Consideration;

(ii)       subject to the payment direction issued by Kosmos pursuant to this Clause 8.3(B) not having previously been revoked, shall be accompanied by an equivalent payment from BP (on its own account) to JVCo equal to 49.99% of JVCo's Paying Interest Share of costs otherwise due and payable by JVCo after the Effective Date under the terms of the Senegal Area JOAs; and

(iii)      shall be paid and structured in a tax efficient manner (including by loan or a capital injection or a combination of both) from Kosmos to JVCo and the own account payment made by BP referred to in sub-paragraph (ii) above shall be paid from BP to JVCo and structured in a tax efficient manner (including by loan or a capital injection or a combination of both).

(C)      If the Combined Exploration Total as at 1 January 2023 is less than the Combined Exploration Limit and sub-paragraph (A)(ii) above does not apply, BP shall pay an amount equal to the shortfall by no later than 1 February 2023 either to Kosmos’s Account in accordance with Clause 9 or, at Kosmos’s election, all or a portion of the shortfall will be paid to Kosmos Mauritania under the Mauritania Farmout Agreement with the balance being paid to Kosmos pursuant to this Clause and Clause 9.

(D)      If sub-paragraph (A)(ii) above does apply and the Standalone Exploration Total as at 1 January 2023 is less than the Standalone Exploration Limit, BP shall pay an amount equal to the shortfall to Kosmos’s Account in accordance with Clause 9 by no later than 1 February 2023.

8.4       Development Carry Consideration

(A)      The “Development Carry Consideration” shall be an amount equal to 50.01 per cent of Kosmos’s Paying Interest share (prior to Initial Asset Transfer Completion), and JVCo’s Paying Interest share (subsequent to Initial Asset Transfer Completion), of costs that are properly incurred and due and payable by Kosmos or JVCo (as applicable) after the Effective Date under the terms of the Senegal Area JOAs pursuant to an approved work programme and budget thereunder in connection with achieving Commercial Production of Hydrocarbons (as defined under the Contracts) from the Tortue Discovery Area as shown in Exhibit C, Part 1, including the Firm Work Programme (Development) in Exhibit A 2, or any alternative development in the Senegal Area (the “Carried Development Costs”) PROVIDED THAT:

(i)        the aggregate amount of (x) the Development Carry Consideration paid by BP under this Clause and (y) the Development Carry (as such term is defined in the Mauritania Farmout Agreement) paid by the Farmee (as such term is defined in the Mauritania Farmout Agreement) (but excluding, for these purposes, amounts payable pursuant to Clause 8.4(B)(ii)) shall not exceed five hundred and thirty-three million, four hundred thousand Dollars ($US 533,400,000);

(ii)       if the Mauritania Farmout Agreement terminates in accordance with its terms for any reason other than breach by BP Exploration (West Africa) Limited, the aggregate amount of the Development Carry Consideration paid by BP under this Clause (but excluding, for these purposes, amounts payable pursuant to Clause 8.4(B)(ii)) shall not exceed one hundred and eighty-three million, four hundred thousand Dollars ($US 183,400,000); and

(iii)      the Development  Carry Consideration shall only apply in respect of Carried Development Costs that are due and payable on or before the date on which first Commercial Production from a development within an Exploitation Perimeter is achieved from the Senegal Area and/or the Mauritania Area.

(B)      The Development Carry Consideration shall be payable by BP whenever JVCo is required to make any payment in respect of Carried Development Costs.  BP will pay the Development Carry Consideration in sufficient time for JVCo to make such payments when due.  Kosmos hereby directs BP to pay the Development Carry Consideration direct to JVCo on Kosmos’s behalf and Kosmos hereby undertakes not to revoke such payment direction without BP’s prior written consent.  Payments made by BP direct to JVCo in this way:

(i)        shall discharge BP’s obligation to make the relevant payment of Development Carry Consideration;

(ii)       subject to the payment direction issued by Kosmos pursuant to this Clause 8.4(B) not having previously been revoked shall be accompanied by an equivalent payment from BP (on its own account) to JVCo equal to 49.99% of JVCo's Paying Interest Share of costs otherwise due and payable by JVCo after the Effective Date under the terms of the Senegal Area JOAs; and

(iii)      shall be paid and structured in a tax efficient manner (including by loan or a capital injection or a combination of both) from Kosmos to JVCo and the own account payment made by BP referred to in sub-paragraph (ii) above shall be paid from BP to JVCo and structured in a tax efficient manner (including by loan or a capital injection or a combination of both).

(C)      For the avoidance of any doubt, there shall be no double-counting of amounts payable under Clause 8.3 and this Clause 8.4, with the intention that BP shall not be required to pay more than once in respect of the same costs.

8.5       Success Fee Consideration

(A)      The Success Fee Consideration in respect of each Eligible Discovery shall be paid quarterly by BP, or BP’s Affiliate, to Kosmos, or (at Kosmos’s election) Kosmos’s Affiliate, by electronic transfer in immediately available funds into Kosmos’s Account no later than thirty (30) days following the end of each Quarter after the date Commercial Production exceeds twenty thousand Barrels per day (20mbd) from such Eligible Discovery and in respect of each Barrel (as defined under the Contracts) of gross production of liquid Hydrocarbons (as defined under the Contracts) in the natural state or obtained from Natural Gas by condensation or separation with an API gravity equal to or greater than 22.3°, but excluding LNG, produced from such Eligible Discovery in the immediately preceding Quarter.

(B)      The obligation to pay Success Fee Consideration falling within limb (i) of such definition shall expire on the earlier of (a) when the aggregate gross cumulative production from all Eligible Discoveries and all Eligible Discoveries (as such term is defined in the Mauritania Farmout Agreement) exceeds one Billion Barrels (1bnbbl); and (b) in respect of an Eligible Discovery, fifteen (15) years after the date of first production from such Eligible Discovery.  The obligation to pay Success Fee Consideration falling within limb (ii) of such definition shall expire five (5) years after the date when the aggregate gross cumulative production from all Eligible Discoveries and all Eligible Discoveries (as such term is defined in the Mauritania Farmout Agreement) exceeds one Billion Barrels (1bnbbl).

(C)      If an index is required to be used in the calculation of Brent, and such index ceases to be published, either Kosmos or BP may request the adoption of such substitute index as most closely resembles the original index prior to it ceasing to be published or changing. If the Parties are unable to agree within sixty (60) days of such request, the matter shall be referred for determination under Article 11.2.

(D)      To the extent that a Success Fee (as defined in the Mauritania Farmout Agreement) is payable under the Mauritania Farmout Agreement and Success Fee Consideration is payable under this Agreement in respect of the same discovery, there shall be no double-counting of amounts payable under the Mauritania Farmout Agreement with amounts payable under this Agreement with the intention that BP shall not be required to pay more than once in respect of the same production.

8.6      Other Costs and Cost Recovery

(A)      On and from the Effective Date JVCo shall assume and be liable for its Participating Interest share of costs incurred under the Contracts or Senegal Area JOAs pursuant to their terms.   Any costs for which Kosmos or JVCo would otherwise be liable under the terms of the Senegal Area JOAs between the Effective Date and the Second Completion Date shall be funded by Kosmos (as to 50.01% for its own account and 49.99% on behalf of BP) and 49.99% of such costs shall be paid to Kosmos by BP after the Second Completion Date pursuant to Clause 8.2.

(B)      JVCo shall be entitled to recover its Participating Interest share of costs incurred under the Contracts upon commencement of production from the relevant portion of the Senegal Area regardless of whether the costs were incurred before or after the Effective Date. For the avoidance of doubt, such Participating Interest share shall be the Participating Interest held at the time such costs become recoverable under the Contracts after the commencement of production and to the extent that any person (the "Receiving Party") receives the Participating Interest share of costs that should otherwise have been paid to JVCo, the Receiving Party shall pay such sums to JVCo within five (5) Business Days of receipt thereof.

8.7      Change in Participating Interest

(A)      If JVCo owns less than a 65% Participating Interest as at 01 July 2018 (or such later date as the JV Partners may agree) other than as a result of JVCo selling part or all of its Participating Interest, then:

(i)        the amount payable by BP under Clause 7.2;

(ii)       the maximum amount payable by BP pursuant to Clause 8.3(A) (ii);

(iii)      the maximum amount payable by BP pursuant to Clause 8.4(A)(ii); and

(iv)      the multiplier in limb (i) of the definition of Success Fee Consideration,

shall, in each case, be reduced in proportion to the amount by which the Participating Interest so owned is less than 65%, and:

(a)       the maximum amount payable by BP pursuant to Clause 8.3(A)(i) shall be reduced by the same amount by which the maximum amount referred to in (ii) above is reduced; and

(b)       the maximum amount payable by BP pursuant to Clause 8.4(A)(i) shall be reduced by the same amount by which the maximum amount referred to in (iii) above is reduced; and

(c)       all calculations resulting from the reduction in (iv) above shall be applied within the limb(i) of the definition of Success Fee Consideration.

(B)      By way of example, if JVCo owns a 64% Participating interest as at the 01 July 2017, the amounts referred to above would be adjusted as follows:

	Original Amount	Revised Amount
Clause 7.2	$41,900,000	$41,300,000
Clause 8.3(A)(ii)	$57,200,000	$56,400,000
Clause 8.4(A)(ii)	$183,400,000	$180,600,000
Clause 8.3(A)(i)	$221,000,000	$220,200,000
Clause 8.4(A)(i)	$533,400,000	$530,600,000
Limb (i) of Success Fee Consideration	$0.00875	$0.00862
	$0.525	$0.517
	$1.05	$1.03

(C)       If the Second Consideration Amount has already been paid when the adjustments described above are made, Kosmos shall repay to BP an amount equal to the amount by which the Second Consideration Amount is so adjusted.

(D)      If the Participating Interest of JVCo subsequently increases to or above 65%, the adjustments described above will be reversed and appropriate adjusting payments made.

9          Payment

Where a Consideration Amount is expressed to be payable in accordance with or pursuant to this Clause 9, the relevant Consideration Amount payable by BP shall be paid to Kosmos (or to such person as Kosmos shall specify in writing) by telegraphic transfer for same date value on the due date for payment in US dollars in immediately available funds to Kosmos’s Account.

10        Parties’ warranties

10.1     Kosmos’s Warranties and Undertakings

Subject to the provisions of this Clause 10, and save as disclosed under the terms of the Kosmos Disclosure Letter, Kosmos warrants and undertakes to BP as at the date of this Agreement that:

(A)      the Kosmos Warranties and the warranty at paragraph 1 of Exhibit B are true and accurate in all respects as at the date of this Agreement;

(B)      save as provided in Clause 10.1(C), the Kosmos Asset Warranties and the warranty at paragraph 1 of Exhibit B shall be deemed to be repeated at the Initial Asset Transfer Completion Date; and

(C)      the Kosmos Asset Warranty at paragraphs 4.6(B), 4.9(BB), 4.16(D) and (insofar as it relates to the TC Interests) 4.11(A) of Part 1 of Schedule 3 shall be deemed to be repeated at the TC Asset Transfer Completion Date.

10.2     BP’s Warranties and Undertakings

BP warrants and undertakes to Kosmos as at the date of the Agreement that the BP Warranties and the warranty at paragraph 1 of Exhibit B are true and accurate in all respects, and the BP Warranties and the warranty at paragraph 1 of Exhibit B shall be deemed to be repeated at the Second Completion Date.

10.3     Breach of Warranty

(A)      Each of the JV Partners agrees to indemnify and hold the other JV Partner harmless against any costs, charges, expenses, duties, losses, liabilities and obligations which such other JV Partner pays, suffers or is liable for at any time which arise out of or in connection with the breach by the indemnifying Party of, in the case of Kosmos, any of the Kosmos Share Warranties, or, in the case of BP, any of the BP Warranties.

(B)      Kosmos covenants to pay and hold BP harmless against an amount equal to the Relevant Portion of any costs, charges, expenses, duties, losses, liabilities and obligations ("Relevant Losses") which JVCo pays, suffers or is liable for at any time which arise out of or in connection with the breach by Kosmos of any of the Kosmos Asset Warranties. For these purposes, the Relevant Portion shall be the lesser of (i) 49.99% and (ii) if the proportionate interest in the Ordinary Share capital of JVCo held by BP and its Affiliates is less than 49.99%, an amount equal to BP's (together with its Affiliates') then proportionate interest share of the ordinary shares of JVCo plus the amount of any liability BP has to the acquirer(s) of the Ordinary Shares in respect of the same Relevant Losses.

(C)      Kosmos shall have no liability in respect of any claim made by BP for a breach of the Kosmos Warranties, and BP shall have no liability in respect of any claim made by Kosmos for a breach of BP Warranties, unless such claim:

(i)        equals or exceeds one million Dollars (US$1,000,000); or

(ii)       when aggregated with all other valid claims the Party concerned  may have against the other Party that are each of a value under one million Dollars (US$1,000,000), would mean such aggregate equals or exceeds one million Dollars (US$1,000,000), and in either case the Party concerned shall be entitled to recover the whole amount of the relevant claim(s) not only the amount the relevant claim(s) (alone or aggregated) exceed one million Dollars (US$1,000,000).

(D)      Kosmos shall not be liable in respect of a claim for breach of a Kosmos Warranty set out in paragraphs 4.18(A) or 4.18(B) of Schedule 3 Part 1 or the warranty at paragraph 1 of Exhibit B to the extent that, as at the date of this Agreement, BP was actually aware: (i) of the facts or circumstances giving rise to the claim for breach of such Kosmos Warranty or the warranty set out at paragraph 1 of Exhibit B; and (ii) that such facts or circumstances would give rise to a claim for breach of such Kosmos Warranty or the warranty at paragraph 1 of Exhibit B.

10.4      Undertakings in relation to breaches

(A)      Kosmos undertakes that:

(i)        it shall not at any time before the Second Completion Date do (or permit or suffer to subsist or be done) any act or thing which would constitute a breach of any of the Kosmos Asset Warranties or the warranty at paragraph 1 of Exhibit B or which would make any of the Kosmos Asset Warranties untrue or misleading at any time; and

(ii)       upon becoming aware before the Second Completion Date of the actual or impending occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

(a)       would or might reasonably be expected to cause or constitute a breach of any Kosmos Asset Warranty or the warranty at paragraph 1 of Exhibit B;

(b)       would or might reasonably be expected to make any of the Kosmos Asset Warranties or the warranty at paragraph 1 of Exhibit B untrue or misleading;

(c)       would have caused or constituted a breach of any Kosmos Asset Warranty or the warranty at paragraph 1 of Exhibit B had it been known to Kosmos before the date of this Agreement; or

(d)       would or might reasonably be expected to adversely affect (or has so affected) the Interests,

it will immediately give BP notice of such matter, event or circumstance with sufficient details to enable BP accurately to assess its impact.

(B)      BP undertakes that:

(i)        it shall not at any time before the Second Completion Date do (or permit or suffer to subsist or be done) any act or thing which would constitute a breach of any of the BP Warranties or the warranty at paragraph 1 of Exhibit B or which would make any of the BP Warranties or the warranty at paragraph 1 of Exhibit B untrue or misleading at any time; and

(ii)       upon becoming aware before the Second Completion Date of the actual or impending occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

(a)       would or might reasonably be expected to cause or constitute a breach of any BP Warranty or the warranty at paragraph 1 of Exhibit B;

(b)       would or might reasonably be expected to make any of the BP Warranties or the warranty at paragraph 1 of Exhibit B untrue or misleading;

(c)       would have caused or constituted a breach of any BP Warranty or the warranty at paragraph 1 of Exhibit B had it been known to BP before the date of this Agreement; or

(d)       would or might reasonably be expected to adversely affect (or has so affected) the Interests,

it will immediately give Kosmos notice of such matter, event or circumstance with sufficient details to enable Kosmos accurately to assess its impact.

10.5     Disclaimer of Other Representations and Warranties

(A)      Except for the Kosmos Warranties and the warranty in paragraph 1 of Exhibit B, Kosmos makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to JVCo or BP in connection with this Agreement.

(B)      Except for the BP Warranties and the warranty in paragraph 1 of Exhibit B, BP makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Kosmos in connection with this Agreement.

10.6     Fraud and Wilful Concealment

Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any Party’s liability for fraud or willful concealment.

10.7     Set-off

BP is hereby authorized and entitled at any time and from time to time, to the fullest extent permitted by law, to withhold and set-off from any payment otherwise due to be made to Kosmos pursuant to Clauses 6 to 8 of this Agreement or from any payment due to be made by BP’s Affiliate to Kosmos Mauritania pursuant to clauses 4.3 to 4.6 of the Mauritania Farmout Agreement an amount equal to the amount owing pursuant to any and all Kosmos Payment Failures.

11        Further assurance

11.1     Each of the JV Partners shall at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other JV Partner which the other JV Partner (acting reasonably) may consider necessary for giving full effect to this Agreement and the transactions contemplated by it.

11.2     Each of the JV Partners agrees to co-operate in good faith with the other in order to finalise the structure for the proposed joint venture between them, with the common intention that the Parties will seek to implement a structure that is efficient and cost-effective. The Parties recognise that this may involve changes to the structure currently envisaged in this Agreement, such as the introduction of a new joint venture holding company above JVCo or a new asset-owning subsidiary of JVCo.

12        Variation

No variation to or waiver under this Agreement shall be effective unless made in writing and signed by or on behalf of all the Parties.

13        Confidentiality and Announcements

13.1     Except as otherwise provided in the Contracts and the Senegal Area JOAs, each Party agrees that the existence of and all terms of this Agreement and all information disclosed under this Agreement by either Party (except information in the public domain or lawfully in possession of a Party prior to the date of this Agreement) shall be considered confidential information and shall not be disclosed to any other person or entity without the prior written consent of the other Parties. This obligation of confidentiality shall remain in force during the term of the Contracts and for a period of three (3) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Clause 13 in the following circumstances:

(A)      to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;

(B)      to a governmental agency or other entity when required by the Contracts;

(C)      to the extent such information is required to be furnished in compliance with applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(D)      to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

(E)      to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(F)       to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(G)      to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Clause 13.3;

(H)      to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(I)        to the other parties to the Contracts and the Senegal Area JOAs and the Government; and

(J)        to the other parties, including the Government of the Islamic Republic of Mauritania, to the Mauritania Contracts, solely to the extent as may be required to satisfy the conditions precedent specified in the Mauritania Farmout Agreement.

13.2     Disclosure pursuant to Clauses 13.1 (v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Clauses 13.1(v) and (vi), whichever is applicable, with respect to the disclosing Party.

13.3     No public announcement or statement regarding the terms or existence of this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement or statement shall include only that portion of information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required.  Such opinion, along with the proposed public announcement or statement, shall be delivered to the other Party no later than two days prior to any such public announcement or statement.

14       Notices

14.1     All notices authorized or required between the Parties by any of the provisions of this Agreement shall be:

(A)      in writing (in English) and addressed to the relevant Party as set out in this Clause (unless such party gives notice in writing of a change of address or addressee as set out below);

(B)      must be signed or in the case of a facsimile, appear to have been signed, by an authorized representative of the sender;

(C)      regarded as given and received:

(i)        if delivered by hand or by express courier, when delivered to the addressee; or

(ii)       if sent by post, three Business Days from and including the date of postage; or

(iii)      if sent by facsimile transmission, when the transmission is successfully transmitted as reported by the sender’s machine,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9:00am on the following Business Day.

E-mail notification of any notices delivered pursuant to this Article will also be provided for information only.

14.2     A facsimile transmission is not regarded as successfully transmitted if the addressee telephones the sender within four (4) hours after the transmission is received or regarded as received under Clause 14.1(C)(iii) and informs the sender that it is not legible or incomplete.  E-mail addresses are provided for convenience only.

KOSMOS:

Kosmos Energy Senegal
c/o Wilmington Trust (Cayman Islands)	c/o Kosmos Energy, LLC
4th Floor, Century Yard	8176 Park Lane, Suite 500
Cricket Square, Hutchins Drive	Dallas, TX 75231 USA
Elgin Avenue, George Town	Grand Cayman KY1-1209

E-mail: kosmosgeneralcounsel@kosmosenergy.com
Fax: +1 214 445-9705
Attn.: General Counsel
E-mail: SenegalNotifications@kosmosenergy.com
Fax: +1 214 445-9705
Attn.: Jesse Noah, Vice President, Exploration, North Africa

BP:

BP Exploration Operating Company Limited
Lakeview Building
Chertsey Road
Sunbury-on-Thames
Middlesex
TW16 7LN
United Kingdom

E-mail: andy.lane@uk.bp.com
Fax: +44 (0) 1932 763043
Attn.:      Andy C. Lane, Head of Business Development, Gas Value Chain

JVCo:

Shall be to both JV Partners as above

15        Tax; Costs

15.1     Kosmos shall pay, and shall indemnify and hold JVCo and BP harmless against any liability for any capital gains tax (or equivalent tax) which may be, or become, payable in connection with the sale, assignment or transfer of the Interests pursuant to the Initial Asset Transfer Agreement or the TC Asset Transfer Agreement and in respect of any costs (including reasonable legal costs), expenses, loss or damage occasioned by its failure to pay, or any delay in paying, such tax.

15.2     BP shall be responsible for payment in a timely fashion of any and all transfer taxes, such as stamp duties and taxes (or equivalent duties and taxes) (including interest, penalties and/or fines thereof) (the “Share Transfer Taxes”) payable on or in respect of the sale and purchase or transfer of the Sale Shares including the execution and enforcement of this Agreement and shall indemnify and hold JVCo and Kosmos harmless in respect of any costs (including reasonable legal costs), expenses, loss or damage occasioned by its failure to pay, or any delay in paying, such Share Transfer Taxes.

15.3     The JV Partners shall be responsible for payment to JVCo in a timely fashion of any and all transfer taxes, such as stamp duties and taxes (or equivalent duties and taxes) (including interest, penalties and/or fines thereof) (the “Asset Transfer Taxes”) payable on or in respect of the assignment and transfer of the Interests to JVCo pursuant to the Initial Asset Transfer Agreement or the TC Asset Transfer Agreement. Each JV Partner shall indemnify and hold JVCo and the other JV Partner harmless in respect of any costs (including reasonable legal costs), expenses, loss or damage occasioned by its failure to pay, or any delay in paying, such Asset Transfer Taxes, in each case on the basis that (i) 50.01% of any and all such amounts shall be for the account of Kosmos and (ii) 49.99% any and all such amounts shall be for the account of BP.

15.4     Except as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the preparation, execution and carrying into effect of this Agreement and all other documents entered into pursuant to, or in connection with, it.

15.5     If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  JVCo, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if JVCo is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of JVCo under this Clause 15.5.  Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

15.6     No US Party shall give any notice or take any other action inconsistent with the foregoing election described at Clause 15.5.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

15.7     Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

16        Contracts (Rights of Third Parties) Act 1999

The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

17        Counterparts

This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

18        Miscellaneous

18.1     Force Majeure

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its rights or obligations under this Agreement, other than the obligation to pay any amounts due, then the rights or obligations of the Party giving such notice, so far as and to the extent that the rights or obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contracts.

18.2     BP Payment Default

If BP fails to make any payment (or part thereof) that becomes due and payable pursuant to the terms of this Agreement by the due date for payment it shall pay interest on such sum for the period from and including the due date up to the date of actual payment at the rate per annum which is the aggregate of the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits (as published in London by the Financial Times or if not published, then by The Wall Street Journal) and five (5) percentage points. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable and compounded monthly.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

18.3     Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

18.4     Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

18.5     Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

18.6     Assignment

(A)      Subject to Clauses 18.6(B) and 18.6(C), there shall be no modification or assignment of this Agreement or the rights and obligations under it except by written consent of the Parties.

(B)      BP shall be entitled to assign, novate or transfer its rights and obligations under this Agreement to a Wholly-Owned Affiliate of BP, and Kosmos shall sign any documentation reasonably required in order to effect such assignment, novation or transfer.

(C)      Subject always to Clause 5.3(D), Kosmos shall be entitled to assign, novate or transfer its rights and obligations under this Agreement to a Wholly-Owned Affiliate of Kosmos, provided that any assignment, novation or transfer of any of Kosmos's obligations under this Agreement shall be subject to and conditional upon Kosmos having first delivered to BP a legally binding and enforceable guarantee from the ultimate parent company of Kosmos and the Wholly-Owned Affiliate (in a form reasonably acceptable to BP) guaranteeing the performance and payment of all obligations and liabilities of Kosmos under this Agreement. Subject to satisfaction of the requirements of this Clause, BP shall sign any documentation reasonably required in order to effect such assignment, novation or transfer. In the event that a Kosmos parent guarantee is delivered to BP in accordance with this Clause, the obligations of Kosmos under Clause 10.7 shall cease to apply from the effective date of such Kosmos parent guarantee.

18.7     Priority

In the event of any conflict between the provisions of the main body of this Agreement and its Schedules or Exhibits, the provisions of the main body shall prevail. In the event of any conflict between the Schedules and the Exhibits, the provisions of the Schedules shall prevail.  In the event of any conflict between this Agreement and the Senegal Area JOAs, this Agreement shall prevail. In the event of any conflict between this Agreement and the Contracts, this Agreement shall prevail unless such would be in violation of the laws or regulations of the Republic of Senegal or the terms of the Contracts.

18.8     Entirety

With respect to the subject matter contained herein, this Agreement and the other agreements to be entered into pursuant to it constitute the entire agreement of the Parties; and supersede all prior understandings and negotiations of the Parties, including the confidentiality agreement made between the Parties dated 5 April 2016.

19        Governing law and Dispute Resolution

19.1     This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with the laws of England and Wales, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

19.2      (A)     Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably within a period of twenty (20) days from the giving of a notice by one Party to the other Parties notifying the dispute, shall be resolved by three arbitrators in accordance with the Arbitration Rules of the International Chamber of Commerce. Each JV Partner shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators have been appointed. If a JV Partner fails to appoint its appointed arbitrator or if the two appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the remainder of the three arbitrators not yet appointed shall be appointed in accordance with said Rules. The seat of arbitration shall be London, England.  The proceedings shall be in the English language.  The resulting arbitral award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction thereof.  A dispute shall be deemed to have arisen when either Party notifies the other Parties in writing to that effect.  Any monetary award issued by the arbitrator shall be payable in United States Dollars.  It is expressly agreed that the arbitrators shall have no authority to award special, indirect, consequential, exemplary or punitive damages.  The Parties waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

(B)      All discussions, negotiations and arbitration conducted between the Parties under this Clause (including a settlement resulting from negotiation or an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (under Clause 13) to the extent necessary to enforce this Clause or any arbitration award, to enforce other rights of a Party, or as required by law or stock exchange; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

IN WITNESS WHEREOF the Parties have entered into this Agreement on the date set out on page 1 above.

SIGNED by for and on behalf of Kosmos Energy Senegal	) )	/s/ Jason E. Doughty ………………………………………….. JASON E. DOUGHTY
SIGNED by for and on behalf of BP Indonesia Oil Terminal Investment Limited	) )	/s/ Andrew Lane ………………………………………….. ANDREW LANE
SIGNED by for and on behalf of Normandy Ventures Limited	) )	/s/ Jason E. Doughty ………………………………………….. JASON E. DOUGHTY

SCHEDULE 1

1          Acceptance of Prior Terms

Subject to the Kosmos Warranties and applicable laws, JVCo hereby ratifies, confirms and accepts the terms of the Contract and the Senegal Area JOAs.

2          Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development)

Notwithstanding articles 5.1.4, 5.6 and 6.7 of the Senegal Area JOAs, the Parties agree that JVCo shall  participate in the Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development), unless otherwise mutually agreed.  The Parties agree that JVCo will support an amendment to the Work Program and Budget approved under the Senegal Area JOAs to accomplish the Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development).

3          Obligations in Respect of Tortue Development and Senegal JOAs

3.1       The Parties support the Tortue development concept for phase 1 proposed and supported by Kosmos and an indicative work program aimed to reach a final investment decision ("FID") by the end of 2017.  Notwithstanding the foregoing, in BP’s view the following key decisions for the first phase development of Tortue require study or screening for the potential full field development ("FFD") solution: (i) location of breakwater and pre-treatment facility; (ii) scope of phase 1 pre-treatment facility; (iii) breakwater configuration capable of expansion; and (iv) LNG cooling solution capable of expansion.  These key decisions will be informed by the following key activities: (i) metocean survey/ report results; (ii) G&G site survey results at breakwater and Tortue sites; (iii) agreement with third party contractors for liquefaction; (iv) FFD concept screening to allow expansion of LNG facilities; (v) FFD concept process safety, environmental studies and operations philosophy; and (vi) FFD flow assurance and water breakthrough risk mitigation studies.  BP proposes (and Kosmos agrees) that these key decisions and their supporting studies and surveys are completed by JVCo by the end of first quarter 2017 so they are able to feed into a prompt FID decision. For the avoidance of doubt, each Party shall have complete discretion (to be exercised as it sees fit) in how it exercises its vote or decision under the SHA in respect of the FID decision.

3.2       The Parties shall cause JVCo to use reasonable endeavours to negotiate and agree with PETROSEN a revised joint operating agreement for each of the Saint-Louis Offshore Profond Block and the Cayar Offshore Profond Block to replace the Senegal Area JOAs on the basis of the 2012 model international joint operating agreement published by the Association of International Petroleum Negotiators, with a view to such revised joint operating agreement coming into force as soon as practicable.

4         Option to Sell LNG

4.1      Upon Second Completion, BP offers to work with JVCo and the other parties to the Interest Documents in a possible Tortue development, to develop a LNG marketing strategy and to use its experience and relationships in the market to jointly sell the LNG produced from the Tortue development.  BP is an experienced LNG industry player and already undertakes this role as the operator of other LNG projects also governed by a production sharing contract.

4.2      Additionally, BP’s LNG trading business will offer to purchase some or all of the LNG produced from the Tortue development on a free on board “FoB” basis through a long term LNG purchase agreement.  BP’s LNG trading business believes the natural market for this LNG is in Europe and would plan to offer to purchase on the basis of delivery to the European market. BP’s LNG trading business has industry leading trading capability and track record, and will attempt to divert purchased LNG cargos to other more attractive markets outside of Europe where possible, the benefits of any upside value achieved (net of shipping and regasification costs) will be shared equally between buyer and seller.

4.3      The foregoing is subject to applicable law joint selling limitations.

4.4      The provisions of this paragraph 4 shall only become effective upon the Second Completion Date.

SCHEDULE 2

INTERIM PERIOD OBLIGATIONS

During the Interim Period, Kosmos shall:

(A)      having notified BP in advance of the subject matter thereof, consult with BP in relation to any material decision (including any voting matter under the Interest Documents) in connection with the Interests (including decisions relating to the location and timing of any exploration wells), and take due consideration of BP’s representations in respect thereof;

(B)      consult with BP in relation to the negotiation of a term sheet, charter agreement, tolling agreement and other definitive agreements with any third party contractors for the liquefaction services, and take due consideration of BP’s representations in respect thereof.  Additionally Kosmos will take all steps within its control to afford BP the opportunity to attend and participate in such negotiations;

(C)      not incur, commit to incur or approve or amend any work programme, budget, expenditure or capital commitment relating to the Interests involving expenditure or agree to do any of the foregoing, in any case other than:

(i)        any expenditure permitted and approved under the Senegal Area JOAs and disclosed to BP at the date of this Agreement;

(ii)       any expenditure required to carry out the Firm Work Programme (Exploration and Appraisal);

(iii)      any expenditure required to carry out the Firm Work Programme (Development);

(iv)      any such expenditure in respect of which BP has given its prior approval (not to be unreasonably withheld or delayed);

(v)       any expenditure necessitated by any emergency (in which case Kosmos shall consult with BP to the extent practicable in the circumstances);

(D)      conduct operations regarding the Initial Interests in the ordinary and usual course, past practice and with the intention that the same be protected and maintained in accordance with Good Industry Practice and all applicable laws;

(E)      not (by act or omission) breach any of the provisions of the Contracts or Senegal Area JOAs or new agreements concluded in the Interim Period in accordance with this Schedule (and notify BP in a timely manner of any facts or circumstances of which it is aware or becomes aware which indicate that there has been a breach of any of the Contracts or Senegal Area JOAs by any other party or that such a breach by Kosmos has occurred);

(F)       take all steps within its control (and Kosmos shall procure that its Affiliates take all steps within their control) to maintain and renew all governmental licenses, permits, authorizations, consents and permissions necessary to own and operate the Initial Interests;

(G)      not amend, terminate or replace any of the Contracts, Senegal Area JOAs or new agreements concluded in the Interim Period in accordance with this Schedule or waive or surrender any right or grant any consent thereunder, or agree to do any of the foregoing, without the written consent of BP (such consent not to be unreasonably withheld or delayed);

(H)      not, without BP’s written consent (not to be unreasonably withheld or delayed), create any Encumbrance in relation to, sell, lease or otherwise dispose of all or any part of, the Interests, or purport to or agree to do any of the same;

(I)        in respect of the Interests, not enter into or become a party to any new licenses, operating agreements, farm-in or farm-out agreements, unitization agreements, liquefaction agreements, charterparties, development agreement or any other agreement or undertaking or any of them (by whatever name called) or trade, relinquish, surrender, sell, assign, transfer or amend the Interests (or agree to do any of the foregoing in the future) without the prior written approval of BP (such approval not to be unreasonably withheld or delayed); and

(i)        keep BP informed in a timely manner of all material matters in relation to the Interests,

(ii)       to the maximum extent permitted by law and confidentiality obligations under agreements, provide BP with copies of all communications with the Government, Senegal Minister of Energy and Development of Renewable Energy Resources and PETROSEN in relation to the Interest Documents, and Kosmos undertakes to notify BP in writing promptly if it or any of its Affiliates becomes aware of any circumstance arising after the date of the Agreement which is or is reasonably likely to result in a breach of any of the covenants in this Schedule.

SCHEDULE 3

KOSMOS WARRANTIES

Part 1 – Kosmos Asset Warranties

1.         Incorporation and Capacity

(A)      Kosmos is duly incorporated with limited liability and validly existing under the laws of the Cayman Islands.

(B)      The documents which contain or establish Kosmos’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, Kosmos to execute and deliver this Agreement and perform the transaction contemplated by this Agreement, which Agreement will constitute legally binding obligations on Kosmos and not cause Kosmos to violate any applicable law, judgment, order, permit or any other agreement, consent or instrument binding on Kosmos.

2.         Performance

Subject to fulfilment of the Conditions, the signing and delivery of this Agreement and the performance of any of the transactions contemplated by this Agreement will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Kosmos or any of its Affiliates or their respective assets is bound or affected or cause any limitation on Kosmos or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise to be exceeded and which would result in Kosmos being unable to perform its obligations under this Agreement.

4.5       Solvency

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up or for the appointment of a liquidator or provisional liquidator of Kosmos.

4.6       Sole Ownership

(A)      Kosmos is a party to the Interest Documents and the sole legal and beneficial owner of the Initial Interests. Immediately after the Initial Asset Transfer Completion, JVCo shall be a party to the Interest Documents and the sole legal and beneficial owner of the Initial Interests free from Encumbrances.

(B)      Kosmos will be the sole legal and beneficial owner of the TC Interests upon TC Asset Transfer Completion free from Encumbrances.

4.7       Right to Assign

Following fulfilment of the Conditions, Kosmos will have the right, subject to Approval, to transfer and assign full legal and beneficial ownership of the Initial Interests to JVCo.

4.8       No Encumbrance

Subject to the provisions of the Interest Documents, no Encumbrance is in existence and in force over the Initial Interests nor, subject as aforesaid, is there in effect any agreement or commitment to create the same; nor are there any other matters which restrict Kosmos’s ability freely to dispose of the Initial Interests.

4.9       Interests and Interest Documents

(A)      Kosmos has not committed any breach of the Interest Documents nor received notice (in its role as operator under the Contracts and Senegal Area JOAs) and not otherwise aware that any of the other parties to any of the above-mentioned documents has committed any breach.

(B)      The Initial Interests and all rights and interests of Kosmos thereunder or deriving therefrom are in full force and effect. Immediately after Initial Asset Transfer Completion, the Initial Interests and all rights and interests of JVCo thereunder or deriving therefrom are in full force and effect.

(BB)    Immediately after TC Asset Transfer Completion, the TC Interests and all rights and interests of JVCo thereunder or deriving therefrom are in full force and effect.

(C)      No notice has been given to Kosmos or, that Kosmos is aware of, to any party to the Interest Documents (other than Kosmos and JVCo) by the Government of any intention to terminate, amend or revoke the Contracts.

(D)      No area under the Contracts is in the course of being surrendered or relinquished in whole or in part, and there is no proposal to do so.

(E)       Kosmos has not given any notice of withdrawal from the Contracts.

(F)       Kosmos is not aware of any facts which would have a material adverse impact on the value of the Interests.

(G)      The Contracts are currently in the first renewal phase of the exploration period and no party to the Contracts has issued a notice under the Contracts to apply for an extension of any current Exploration Period (as defined in the Contracts) or for entry into a new phase of the Exploration Period.

(H)      All guarantees required pursuant to the terms of the Contracts have been provided by Kosmos, accepted by the Government and are in full force and effect.

(I)        No vote to remove Kosmos in its capacity as operator under the Contracts or Senegal Area JOAs is pending or has been proposed, and Kosmos, in its capacity as operator under the Contracts or Senegal Area JOAs, has not intimated that it intends to resign as such.

4.10     Not Used

(A)      The Senegal Area is the accurate delineated area covering the Contracts and is not, in full or in part, subject to any competing or overlaying claim by a third party or group of parties.

4.11     No Litigation

(A)      Kosmos is not a party to any litigation or arbitration or administrative proceedings in respect of which a writ or summons or other formal pleading has been served or judgement issued, nor is there any claim (whether or not formulated within a formal pleading as aforesaid) or dispute in relation to, and which is likely materially to prejudice or detrimentally affect in any manner, the Interests, and Kosmos is not aware that any such litigation, arbitration, administrative proceedings, claim or dispute are threatened or pending either by or against Kosmos, and there are no facts known to Kosmos which are likely to give rise to any claim or dispute which is likely  so to prejudice or detrimentally affect in any manner the Interests, and none of the parties to the Interest Documents is a party to any litigation, arbitration or administrative proceedings or any claim or dispute or judgment in relation to, and which is likely to prejudice or detrimentally affect in any manner, the Interests.

(B)      There are no overlaps, competing claims or disputes in relation to the Senegal Area from any third party.

4.12     Insurance

(A)      The insurance policies maintained by Kosmos in respect of the Initial Interests have at all material times afforded to Kosmos adequate cover against such risks as companies carrying on the same type of business as Kosmos commonly cover, and the full terms of all such insurance policies are included in the Disclosure Documents.

(B)      All premiums due in respect of those insurance policies have been fully paid and there are no circumstances which may lead to liability under any such insurances being avoided by the insurers and none of the insurances is subject to any special or unusual terms or restrictions.

(C)      No claim is outstanding under any of the insurances and no circumstances exist which are likely to give rise to any such claim.

4.13     Interest Documents

The Interest Documents are the only documents of which Kosmos is aware which govern or relate to the creation, existence and validity of the Interests and are the only agreements to which Kosmos is party relating to the Interests, and Kosmos has made available to BP accurate and complete copies of the Interest Documents, save that, where Kosmos has provided any translation of a document, Kosmos has done so as a courtesy to BP and Kosmos makes no warranty as to the accuracy of such translation.

4.14     Provision of Information

(A)      Kosmos has in its possession or has access to all Data and information relating to the Interests (including complete copies of all material geological, geophysical, well and field development data and any other information in the possession of Kosmos or any of its Affiliates relating to the evaluation of the proven, probable and possible reserves in the Senegal Area and on reservoir volume and performance) to which it is entitled under the terms of the Interest Documents and all such Data and information is included in the Disclosure Documents.

(B)      Each Answer is true and accurate in every material respect.

4.15     No Force Majeure

Kosmos is not aware of any force majeure event or other event which would excuse or has excused performance of any of the obligations of Kosmos which have arisen under any of the Interest Documents and this Agreement.

4.16     Tax

(A)      Kosmos has, since it acquired the Initial Interests, complied with all statutory requirements, regulations, orders, provisions, directions or conditions in relation to the Initial Interests concerning Tax including the making on time of accurate returns and payments and the proper maintenance and preservation of records and Kosmos has not been given any penalty, notice or warning regarding the same.

(B)      Kosmos is not involved in any dispute, and is not the subject of any enquiries, with any Tax authority or any other appropriate fiscal authority, whether of the Republic of Senegal or elsewhere, concerning any matter likely to affect the Interests in any way other than routine enquiries of a minor nature following the submission of computations and returns.

(C)      All documents under which Kosmos derives title to the Initial Interests and which attract transfer tax have been duly stamped, if required, and are in the possession of Kosmos or under its control.

(D)      All documents under which Kosmos derives title to the TC Interest on the TC Option Completion Date and which attract transfer tax have been duly stamped, if required, and are in the possession of Kosmos or under its control.

4.17     Environmental

(A)      Kosmos has not been notified of the occurrence of any environmental incident concerning the Interests and operations related thereto.

(B)      Kosmos has not received any demands, notices, orders or directives under any environmental laws, whether or not with respect to any breach thereof, nor in relation to any environmental liabilities which require any remedial work, clean up or any other such work, repairs, construction or capital expenditures with respect to the Interests or the operations related thereto or use or ownership thereof which have not been fully complied with.

(C)      No complaint has been filed by any governmental department, body or agency or any non-governmental group or organization in respect of the Initial Interests concerning any environmental damage, injury, alleged damage or breach of any legislation, rules, regulations and orders relating to the environment.

4.18     Bribery and Anti-Corruption

(A)      Neither Kosmos nor any of its Affiliates nor their respective Associated Persons:

(i)        has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the Anti-Corruption Laws and Obligations either with respect to itself or with respect to BP;

(ii)       has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Senegal Area JOAs), for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any person in connection with the Interest Documents or this Agreement; or

(iii)      Kosmos is not aware that it is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.  Kosmos has made BP aware of an inquiry undertaken by the Senegalese National Anti-Corruption and Fraud Office (OFNAC) which, in Kosmos’s understanding and belief, does not amount to an investigation or inquiry in which Kosmos is the subject.

(B)      Kosmos is not aware after due inquiry, that any person:

(i)        has engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would violate the terms of the Anti-Corruption Laws and Obligations, even if that person is outside the jurisdiction or scope of those laws;

(ii)       has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official, for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any person in connection with the Interest Documents or this Agreement.

(C)      No principal, shareholder (or other equity holder), director, officer or employee of Kosmos is or will become during the term of this Agreement a Government Official in the Republic of Senegal.

4.19     No Fees

Kosmos has not incurred any obligation or entered into any agreement for any investment banking, brokerage, finder’s fee, commission, agency or similar payment in respect of any transaction contemplated by this Agreement for which BP or JVCo may incur any liability.

4.20     Operator

(A)      All material permits and licences required to carry out Joint Operations (as defined under the Contracts) are held by Kosmos as operator and valid and subsisting and there has been no material violation thereof.

(B)      Kosmos as operator has complied with the Contracts and all applicable laws (including environmental laws) in carrying out the Joint Operations (as defined under the Contracts).

(C)      No sole risk activities (as defined under the Senegal Area JOAs) have been approved under the Interest Documents and no notices have been received for sole risk activities, or so far as the Kosmos as operator is aware, are likely to be issued.

4.21     Timis Corporation

No cash payment has been made by, or on behalf of, Kosmos or JVCo to Timis Corporation and, following exercise of the TC Option, JVCo will have no liability to Timis Corporation save in respect of the obligation to carry Timis Corporation in respect of Timis Corporation’s remaining interest share of the first one hundred and twenty million Dollars (US$120,000,000) of gross costs (including all general and administration costs and expenses (G&A)) to drill one well exploration well or appraisal well (including testing) in the Senegal Area for which JVCo will be liable.

Part 2 – Kosmos Share Warranties

4.21     Kosmos further warrants to BP at the date of this Agreement that:

(A)       JVCo is validly incorporated, in existence and duly registered;

(B)       Kosmos is the sole legal and beneficial owner of the Sale Shares;

(C)       there is no Encumbrance on, over or affecting the Sale Shares;

(D)       there is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including Ordinary Shares) or debentures in or securities of JVCo;

(E)       the copy of the articles of association of JVCo provided to BP on or before the date of this Agreement is complete and accurate in all respects and fully sets out the rights and restrictions attaching to the share capital of JVCo;

(F)       No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up or for the appointment of a liquidator or provisional liquidator of JVCo.

(F)       the statutory books (including all registers and minute books) of JVCo have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received;

(G)      all documents which should have been delivered by JVCo to the Registrar of Companies in England and Wales have been properly so delivered; and

(H)      JVCo has not conducted any business or entered into any contracts or commitments, and has no assets, obligations or liabilities, save for those arising out of or in connection with its incorporation, this Agreement, the Initial Asset Transfer Agreement or the TC Asset Transfer Agreement.

SCHEDULE 4

BP Warranties

1          Incorporation and Capacity

1.1       BP is duly incorporated with limited liability and validly existing under the laws of England and Wales.

1.2       The documents which contain or establish BP’s constitution incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, BP to execute and deliver this Agreement and perform the transaction contemplated by this Agreement, which agreement will constitute legally binding obligations on BP and not cause BP to violate any applicable law, judgment, order, permit or any other agreement, consent or instrument binding on BP.

2          Performance

Subject to fulfilment of the Conditions, the signing and delivery of this Agreement and the performance of any of the transactions contemplated by this Agreement will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which BP or any of its Affiliates or their respective assets is bound or affected or cause any limitation on BP or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise to be exceeded and which would result in BP being unable to perform its obligations under this Agreement.

3          Solvency

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up or for the appointment of a liquidator or provisional liquidator of BP.

4          No Litigation

No litigation, arbitration, administrative proceeding, dispute or judgment against BP or to which BP is a party which might by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or threatened or pending against BP or any of its assets.

5         Anti Bribery and Corruption

5.1       Neither BP nor any of its Affiliates nor their respective Associated Persons:

(A)      has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the

Anti-Corruption Laws and Obligations either with respect to itself or with respect to Kosmos or JVCo;

(B)      has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Senegal Area JOAs), for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any person in connection with the Interest Documents or this Agreement; or

(C)      BP is not aware that it is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.  Kosmos has made BP aware of an inquiry undertaken by the Senegalese National Anti-Corruption and Fraud Office (OFNAC) which, in Kosmos’s understanding and belief, does not amount to an investigation or inquiry in which Kosmos is the subject.

5.2       No principal, shareholder (or other equity holder), director, officer or employee of BP is or will become during the term of this Agreement a Government Official in the Republic of Senegal.

6          No Fees

BP has not incurred any obligation or entered into any Agreement for any investment banking, brokerage, finder’s fee, commission, agency or similar payment in respect of any transaction contemplated by this Agreement for which Kosmos may incur any liability.

EXHIBIT A

Part 1

Firm Work Programme (Exploration and Appraisal)

1         Exploration Wells

1.1      One  Exploration Well to target outboard basin floor fan fairways in the Senegal Area.

(A)      The Exploration Well to be drilled to the top of 106_Albian

2         DST

A drill stem test (“DST”) within the Tortue Discovery Area, provided the DST may be satisfied in Mauritania

3         Wells and Schedule

3.1      The objective, design and duration of each Exploration Well and the DST to be determined pursuant to the Senegal Area JOAs, BP, Kosmos and JVCo to consult, including with the Steering Committee, if necessary, on all recommendations to the Operating Committee

3.2      It is anticipated that the drilling and testing program for the Exploration Wells and the DST will be continuous and conducted in an agreed order.

3.3      The program will commence in 2017, unless mutually agreed otherwise by BP and Kosmos.  If for technical reasons beyond the Parties control the entire program cannot be completed in 2017, then the program will be completed as soon thereafter as practicable.

EXHIBIT A

Part 2

Firm Work Programme (Development)

1          Development Studies

1.1       JVCo in cooperation with the Mauritania Operator, without duplication of efforts or costs, shall conduct the following activities:

(A)      Studies to establish (a) location of breakwater and pre-treatment facility; (b) scope of phase 1 pre-treatment facility; (c) breakwater configuration capable of expansion; and (d) LNG cooling solution capable of expansion

(B)      metocean survey/ report results;

(C)      G&G site survey results at breakwater and Tortue sites;

(D)      Negotiate and finalize  all agreements required with third party contractors on FLNG vessel(s);

(E)      concept screening to allow expansion of LNG facilities;

(F)      concept process safety, environmental studies and operations philosophy;

(G)      flow assurance and water breakthrough risk mitigation studies; and

(H)      Any other activities or studies to enable an investment decision on Tortue by the end of 2017.

2          Schedule

JVCo in cooperation with the Mauritania Operator, without duplication of efforts or costs, will aim to complete this program by the end of first quarter 2017 to enable an investment decision on Tortue by the end of 2017.

EXHIBIT B

ABC Obligations

1          Neither Party nor any of its Affiliates nor their respective Associated Persons:

(A)      has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the Anti-Corruption Laws and Obligations either with respect to itself or with respect to the other Parties;

(B)      has paid, offered, promised or authorized, or will pay, offer, promise or authorize, the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Senegal Area JOAs), for the purpose of improperly influencing any act or decision of such  Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any person in connection with the Interest Documents or this Agreement; or

(C)      has been or is  the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been or will be threatened, and to the best of such Party’s knowledge, information and belief (after making reasonable enquiries) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.  Both Parties are aware of an inquiry undertaken by the Senegalese National Anti-Corruption and Fraud Office (OFNAC) which, in both Parties’ understanding and belief, does not amount to an investigation or inquiry in which a Party is the subject.

2          Each Party shall as soon as possible notify the other Parties of any suspected violations, including any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Corruption Laws and Obligations by such Party, or its Affiliates, or any Associated Persons, concerning operations and activities under the Senegal Area JOAs and the Contracts. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

3          Each Party shall defend, indemnify and hold harmless the other Parties for any claims, damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities arising from, or related to:

(A)      any breach by such Party of the warranties and undertakings set out in paragraph 1;

(B)      such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement or the Interest Documents [(or any agreements relating thereto)] that such Party or its Associated Persons have violated Anti-Corruption Laws and Obligations applicable to such Party; or

(C)      the final adjudication concerning operations and/or activities under this Agreement or the Interest Documents (or any agreements relating hereto) that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party, such indemnity obligations shall survive termination or expiration of this Agreement.

4          Each Party undertakes to each other Party that, to the extent it has not already done so, it shall:

(A)      Devise and maintain adequate internal controls concerning such Party’s undertakings under paragraph 1;

(B)      design, implement and maintain comprehensive, “best practice” written policies, resources and procedures to ensure compliance with applicable Anti-Corruption Laws and Obligations and which will address, without limitation, sponsorship and donations, gifts and entertainment, hosting of Public Officials, anti-money laundering, whistle-blowing and responding to demands for improper payments or allegations of bribery, in each case in connection with the activities and operations conducted under or in relation to the Interest Documents and this Agreement (“Anti-Corruption Policies”); and

(C)      Retain books and records evidencing compliance with these paragraphs 1 -7 for a period of at least six (6) Calendar Years.

5          Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under paragraph 2 and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in paragraph 1.

6          Each Party warrants that in connection with the Joint Operations it shall obligate any contractor, including but not limited to any sub-agent, representative or other service provider it may engage, that:

(A)      it will conduct appropriate due diligence prior to appointing or engaging such contractor to reasonably assure itself that they are duly qualified to perform the tasks for which they will be engaged and that they are of good reputation; and

(B)      it will impose and secure from the contractor when appropriate given the risk, in writing compliance with the Anti-Corruption Laws and Obligations or a similar obligation.

7          Each Party undertakes to the other Party that, from time to time and at the reasonable request of each other Party, it shall:

(A)      provide written certification (by providing a certificate of compliance in the form agreed between the Parties and attached at Appendix A and signed by its authorized representative)) that it has complied with its undertakings under paragraph 1; and

(B)      in support of such compliance, provide the other Party with reasonable access to its personnel and to the facilities, warehouses and offices directly or indirectly serving the operation of the Senegal Area JOAs and the Contracts and the books, records and other information relating to the Senegal Area JOAs and the Contracts, together with the right, where reasonably requested, to make and retain copies of such books, records and information.

Appendix A to Exhibit B

FORM OF CERTIFICATE OF ANTI-BRIBERY COMPLIANCE

[Certifying Party Letterhead]

To:      [.......................], [.......................], [.......................], and [.......................]

Re:      Periodic Certification

Dear Sir,

Pursuant to paragraph 7 of Exhibit M of the Sale and Purchase Agreement dated [.......................] between Kosmos Energy Senegal, [JVco] Limited and BP ____________ (“Agreement”), the undersigned hereby confirms that throughout the twelve (12) months ending 31st December [.......................], [Certifying Party], its Affiliates and their respective directors, officers, employees and personnel, have complied with their warranties and covenants set out in paragraph 1 of Exhibit B of the Agreement.

The certificate is issued by the undersigned duly authorized representative for and on behalf of [Certifying Party] to the best of his or her knowledge after having made due enquiry as to the matters set out above, but without personal liability on the part of such authorized representative.

Yours faithfully,

Name and Title:...................................................................................................

[an executive director or officer of Certifying Party]

EXHIBIT C

ELIGIBLE DISCOVERY

Part 1

Tortue Discovery Area

Ahmeyim-2
Ahmeyim-1 (Tortue-1)
Guembeul-1A
0 2.5 5 7.5 10 12.5km
1:372529

Tortue Discovery Area
(Grey Color-filled Polygons)
WGS 84/UTM 28N

Pt	X	Y
1	200014.00	1795011.00
2	200011.00	1789986.00
3	189878.11	1789963.04
4	189800.84	1778481.83
5	210009.00	1778209.89
6	210009.00	1764941.00
7	229998.00	1764942.00
8	230000.00	1759995.00
9	254985.00	1759982.00
10	254984.57	1777666.11
11	234930.08	1777897.24
12	234930.00	1795011.00
13	200014.00	1795011.00

EXHIBIT C

ELIGIBLE DISCOVERY

Part 2

Teranga Discovery Area

EXHIBIT D

SENEGAL AREA

N
Cayar Profond
St Louis Profond
Senegal
0 5 10 20 30 40
km

St Louis Offshore
WGS 84 UTM 28N
6399 sqkm

X	Y
268214.85	1777523.00
148663.80	1779098.00
147911.68	1731098.17
171165.71	1730750.55
171379.79	1745516.90
207124.06	1745024.88
206933.34	1730262.27
187262.27	1730523.85
186935.08	1706531.63
246002.59	1705807.13

278 sqkm

X	Y
147543.16	1707098.78
147740.97	1720021.49
169216.83	1719701.62
169031.12	1706781.07

Cayar Offshore
WGS 84 UTM 28N
5465 sqkm

X	Y
240633.73	1705866.74
147543.16	1707098.78
146766.50	1655408.84
177274.06	1654976.86
176976.58	1632829.72
212892.21	1632377.15
213223.14	1660054.16
240123.10	1659745.10

EXHIBIT E

Not Used

EXHIBIT F

FORM OF ASSET TRANSFER AGREEMENT

[To be provided]

EXHIBIT G

Questions and Answers

[See Attached]

EXHIBIT I

Guarantees

Part 1 – Guarantee of BP payment obligations under this Agreement

DATED                                         20[  ]

BP ENTITY

in favour of

KOSMOS ENERGY SENEGAL

GUARANTEE

relating to payment obligations of [BP entity] under a sale and purchase agreement dated [ ] December 2016 relating to the sale and purchase of shares in [JVCo] Limited

CONTENTS

1.      Definitions and Interpretation

2.      Guarantee

3.      Limitation on Exercise of Guarantor’s Rights

4.      Valid Demand under the Guarantee

5.      Costs and Expenses

6.      No Implied Waivers

7.      Amendment to the Agreement

8.      Release and Discharge

9.      Assignment and Transfer

10.    Communications

11.    Third Party Rights

12.    Governing Law and Jurisdiction

THIS GUARANTEE is made as a Deed the                  day of 20[ ]

By:

(1)      [BP Exploration Operating Company], a company incorporated in England whose registered office is at [Chertsey Road, Sunbury on Thames, Middlesex TW16 7BP] (the "Guarantor")

in favour of:

(2)      KOSMOS ENERGY SENEGAL a company incorporated in the Cayman Islands  (the “Beneficiary”)

WHEREAS:

(A)     The Beneficiary and [INSERT LEGAL NAME OF BP ENTITY WHOSE OBLIGATIONS ARE BEING GUARANTEED] ("BP”), a wholly-owned [direct/indirect] subsidiary of the Guarantor have entered into a sale and purchase agreement dated [ ] December 2016 relating to the sale and purchase of shares in [JVCo] Limited (the "Agreement"); and

(B)     The Guarantor has agreed to guarantee for the benefit of the Beneficiary the payment obligations of BP under the Agreement under the terms of conditions of this Guarantee.

(C)     The Guarantor and the Beneficiary intend this document to take effect as a deed (even though the Beneficiary may only execute it under hand).

NOW THIS DEED PROVIDES as follows.

1.        DEFINITIONS AND INTERPRETATION

1.1      Definitions

In this Guarantee, unless the context otherwise requires:

[“Maximum Aggregate Liability” means the Consideration payable under the Agreement and any enforcement costs arising pursuant to this Guarantee.]

“Valid Demand” means a demand issued by the Beneficiary in accordance with Clause 4.

1.2      Interpretation of certain references

(a)      A reference to a “Clause” is a reference to a clause in this Guarantee.

(b)      This “Guarantee” includes this Guarantee as amended, supplemented, novated, restated or replaced by any document from time to time and any document which amends, supplements, novates, restates or replaces this Guarantee.

(c)      A “law” includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever.

(d)      Any “obligation” of any Person under this Guarantee or any other document referenced herein is a reference to an obligation expressed to be assumed by that

Person or imposed on that Person under this Guarantee or that other document, as the case may be.

(e)      A “Person” includes any individual, company, corporation, firm, partnership, joint venture, association, organisation, trust, state or agency of a state.

2.       GUARANTEE

2.1     Guarantee

As consideration for the Beneficiary’s entry into the Agreement and subject to Clause 2.2, the Guarantor hereby irrevocably and unconditionally guarantees for the benefit of the Beneficiary, that if BP defaults in the payment of any sum due and payable by BP to the Beneficiary under the Agreement, calculated in accordance with the terms of the Agreement, allowing for set-offs or other defences which could have been asserted under the Agreement by BP, the Guarantor shall, within 30 days of receipt of a Valid Demand by the Beneficiary, pay to the Beneficiary such sum (the “Guaranteed Obligations”).

2.2     Maximum Aggregate Liability

[The Guarantor’s liability to pay the Beneficiary under this Guarantee in aggregate shall not exceed the Maximum Aggregate Liability.]

2.3     Guarantor as Principal Debtor

As between the Guarantor and the Beneficiary but without affecting BP’s obligations, the Guarantor shall be liable under this Guarantee as if it were the sole principal debtor and not merely a surety. Accordingly, the liability of the Guarantor under this Guarantee shall not be released, affected or discharged by any act, matter or omission which (but for this clause) would have released, affected or discharged the liability of the Guarantor including:

(a)      subject to Clause 7, any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to departure from, the terms of such Guaranteed Obligations including but not limited to the grant of time, concession or other indulgence to BP by the Beneficiary or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a principal debtor or any other Person; or

(b)      any present or future guarantee, indemnity, mortgage, charge or other security or right or remedy held by or available to the Beneficiary being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Beneficiary from time to time dealing with, varying, realising, releasing or failing to perfect or enforce any of the same; or

(c)      any invalidity, unenforceability, illegality or voidability of the Agreement;  or

(d)      any change, restructuring or termination of the corporate structure or existence of BP or the bankruptcy, insolvency, dissolution, reorganisation, moratorium, liquidation or similar proceeding involving BP.

2.4      Guarantor’s Obligations Additional

This Guarantee shall be in addition to and not in substitution for any other rights, remedy, security or guarantees which the Beneficiary may now or hereafter hold from or on account of BP in respect of BP's obligations under the Agreement and may be enforced without first having recourse to such other rights, remedy, security or guarantees.

2.5      Guarantor’s Obligations Continuing

The Guarantor’s obligations under this Guarantee are and remain in full force and effect by way of continuing security:

(a)      until the earlier of the following:

(i)      all sums payable by BP to the Beneficiary under the Agreement have been paid in full; and

(ii)     [the Guarantor has paid under this Guarantee an aggregate sum equal to the Maximum Aggregate Liability]; and

(b)      notwithstanding absorption, amalgamation or any other changes in the Guarantor’s constitution.

2.6      Avoidance of Payments

If all or part of any payment received or recovered by the Beneficiary in respect of the Guaranteed Obligations is, on the subsequent bankruptcy, insolvency, corporate reorganisation or other similar event of BP, avoided or set aside under any laws relating to bankruptcy, insolvency, corporate reorganisation or other such similar events, and the amount of such payment is required to be refunded to BP or other persons entitled through BP, such payment shall not be considered as discharging or diminishing the liability of the Guarantor and this Guarantee shall continue to apply as if such amount had at all times remained owing by BP.

3.       LIMITATION ON EXERCISE OF GUARANTOR’S RIGHTS

Notwithstanding any payment or payments made by the Guarantor hereunder, so long as any Guaranteed Obligation remains outstanding:

(a)      the Guarantor hereby irrevocably waives any right of subrogation to the rights of the Beneficiary against BP and any right to be reimbursed or indemnified by BP or by any other guarantor of all or any part of the Guaranteed Obligations; and

(b)      if, notwithstanding the foregoing, any amount is received or recovered by the Guarantor as a result of exercising such rights, such amount shall be held by the Guarantor in trust for the Beneficiary and shall, forthwith upon receipt by the Guarantor, be paid to the Beneficiary, to be applied against the Guaranteed Obligations in such order as the Beneficiary may determine.

4.       DEMAND UNDER THE GUARANTEE

Any demand made of the Guarantor under this Guarantee shall:

(A)      be made by notice in writing (which notice may not be sent before any grace periods and periods of remediation applicable to the relevant default by BP provided in the Agreement shall have elapsed) stating the reasons for making such demand, identifying the payment obligations under the Agreement which BP has defaulted, and setting out a calculation of the amount owing by BP and under demand; and

(B)      be delivered or sent by post or facsimile to the Guarantor at its address as provided under Clause 10.

5.       COSTS AND EXPENSES

The Guarantor shall pay the Beneficiary within 30 days of written notice all costs and expenses reasonably incurred by the Beneficiary in connection with the enforcement or preservation of its rights hereunder[, provided that in no event shall the Guarantor be liable  to pay any sum where imposition of such liability would result in the Guarantor’s aggregate liability under this Guarantee exceeding the Maximum Aggregate Liability].

6.       NO IMPLIED WAIVERS

Except as to applicable statutes of limitation, no failure on the part of the Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

7.       RELEASE AND DISCHARGE

Subject to Clause 2.5, the Beneficiary undertakes, upon the Guarantor’s request, to:

(i)      sign and execute such deeds or instruments as the Guarantor may reasonably require in order to give effect to a discharge of the Guarantor’s obligations under this Guarantee; and

(ii)     return the original of this Guarantee to the Guarantor following such discharge.

8.       ASSIGNMENT AND TRANSFER

(a)      Burden and Benefit

This Guarantee shall be binding upon the Guarantor, its successors and assigns and shall inure to the benefit of the Beneficiary, its successor and assigns.  Any reference in this Guarantee to the Guarantor and the Beneficiary shall be construed to refer to its relevant successors and assigns accordingly.

(b)      Transfer by Guarantor

The Guarantor shall not (without the prior written consent of the Beneficiary, such consent not to be unreasonably withheld or delayed) assign, novate or transfer to any entity its rights or obligations under this Guarantee.

(c)      Transfer by Beneficiary

The Beneficiary shall not (without the prior written consent of the Guarantor, such consent not to be unreasonably withheld or delayed) assign, novate or transfer to any entity its rights or obligations under this Guarantee, except the Beneficiary shall, by giving prior written notice to the Guarantor, assign, novate or transfer its rights or obligations under this Guarantee to a Person to whom all its rights with respect to the Guaranteed Obligations have also been transferred in accordance with the Agreement.

9.        COMMUNICATIONS

9.1      Addresses

(a)      Guarantor

Any demand or other communication made of the Guarantor under this Guarantee shall be delivered or sent by post or facsimile to the Guarantor at its office located at XXXXX, or to such other address and/or addressed to such other officers as may be provided in writing by the Guarantor to the Beneficiary for such purpose and shall be deemed to have been made when received by the Guarantor.

(b)      Beneficiary

Any communication made of the Beneficiary under this Guarantee shall be delivered or sent by post or facsimile to the Beneficiary at its office located at [Beneficiary to insert details], Fax Number [Beneficiary to insert details], Attention [Beneficiary to insert details], or to such other address and/or addressed to such other officers as may be provided in writing by the Beneficiary to the Guarantor for such purpose and shall be deemed to have been made when received by the Beneficiary.

10.     THIRD PARTY RIGHTS

Except as expressly provided for under this Guarantee, a Person who is not the Beneficiary has no right under the Contracts (Rights of third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Guarantee.

11.     GOVERNING LAW AND JURISDICTION

This Guarantee shall in all respects be governed by and construed in accordance with the laws of England and each of the Guarantor and the Beneficiary, hereby irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee, and that any legal action or proceedings arising out of or in connection with this Guarantee may be brought in those courts and each of the Guarantor and the Beneficiary irrevocably submit to the exclusive jurisdiction of each such court.

IN WITNESS WHEREOF, this Guarantee has been executed and delivered as a Deed as of the date indicated in the beginning

EXECUTED AS A DEED by

………………………………

[Name, position]

as attorney for and on behalf of

BP XXX XXXX XXX XXX	………………………………

under a power of attorney dated [day, month, year]	Signature of Attorney

in the presence of

………………………………

Signature of Witness

Name of Witness:

Address of Witness:

SIGNED by

………………………………

[Name, position]

for and on behalf of

[BENEFICIARY]

EXHIBIT I

Guarantees

Part 2 – Back to back guarantee of Kosmos guarantee

[Note – to be added once Part 1 guarantee is settled with amendments reflecting fact that guarantee is limited to 49.99% of payments made by Kosmos under the Kosmos guarantee given to support JVCo’s obligations]